                                                                    EXHIBIT 99.2

Master Lease Agreement No. ________________

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                             MASTER LEASE AGREEMENT

                          dated as of November 8, 2004

                                     between

                    GE CAPITAL DE MEXICO, S. DE R.L. DE C.V.,
                                   as Lessor,

                                       and

              COLLINS & AIKMAN AUTOMOTIVE HERMOSILLO, S.A. DE C.V.,

                                    as Lessee

This Master Lease Agreement and each Schedule may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. If this Master Lease Agreement or any Schedule constitutes chattel paper (as defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest therein may be created except through the transfer or possession of the original counterpart marked " No. 1 - Original."

================================================================================

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                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
1.    LEASING...................................................................      1

2.    TERM, RENT AND PAYMENT....................................................      4

3.    RENT ADJUSTMENTS..........................................................      5

4.    TAXES.....................................................................      5

5.    REPORTS...................................................................      6

6.    DELIVERY, USE AND OPERATION...............................................      8

7.    MAINTENANCE...............................................................     10

8.    CASUALTY OCCURRENCE.......................................................     11

9.    LOSS OR DAMAGE............................................................     12

10.   INSURANCE.................................................................     12

11.   RETURN OF FACILITY AND EQUIPMENT..........................................     16

12.   DEFAULT; REMEDIES.........................................................     18

13.   ASSIGNMENT; SYNDICATION...................................................     22

14.   NET LEASE; NO SET-OFF, ETC................................................     24

15.   INDEMNIFICATION...........................................................     24

16.   DISCLAIMER................................................................     27

17.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE.......................     27

18.   INTENT; TITLE.............................................................     32

19.   PURCHASE AND RENEWAL OPTIONS..............................................     33

20.   MISCELLANEOUS.............................................................     34

21.   CHOICE OF LAW; JURISDICTION...............................................     38

22.   [RESERVED]................................................................     38

23.   DEFINITIONS...............................................................     38

EXHIBIT NO. 1  -  FORM OF EQUIPMENT SCHEDULE
   ANNEX A     -  DESCRIPTION OF FACILITY/EQUIPMENT
   ANNEX B     -  CERTIFICATE OF ACCEPTANCE
   ANNEX C     -  STIPULATED LOSS VALUE TABLE
EXHIBIT NO. 2  -  FORM OF ACCEPTABLE LETTER OF CREDIT
EXHIBIT NO. 3  -  FORM OF QUARTERLY STATEMENT
EXHIBIT NO. 4  -  FORM OF GUARANTY

                             MASTER LEASE AGREEMENT

      THIS MASTER LEASE AGREEMENT, dated as of November 8, 2004 (the "Agreement"), between GE Capital de Mexico, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized pursuant to the laws of Mexico with its domicile at Prolongacion Reforma No. 490, Piso 3 Col. Santa Fe, Mexico, DF 01012 (hereinafter called, together with its successors and assigns, if any, "Lessor") and COLLINS & AIKMAN AUTOMOTIVE HERMOSILLO, S.A. DE C.V., a sociedad anonima de capital variable organized pursuant to the laws of Mexico with its domicile at Calle 17 y 34 S/N, Ampliacion Morelos, Saltillo, C.P. 25017, Saltillo, Coahuila, Mexico (hereinafter called "Lessee").

1.    LEASING

      (a) This Agreement shall be effective from and after the Basic Term Commencement Date. Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Facility and the Equipment described in Annex A to each Schedule executed pursuant hereto. Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule. Certain definitions are provided in Section 23 hereof or if not otherwise defined herein shall have the meaning assigned thereto in Appendix A to the CAA.

      (b) The obligation of Lessor to lease the Facility and the Equipment set forth on any Schedule to Lessee shall be subject to satisfaction of the following conditions, on or prior to the Basic Term Commencement Date of such
Schedule:

            (i) Receipt by Lessor of the following documents in form and substance satisfactory to Lessor:

                  (1) a Schedule relating to the Facility and the Equipment to be made subject to this Agreement (including a duly completed Annex A thereto describing the Facility and the Equipment and a duly completed Annex C thereto describing the Stipulated Loss Values applicable to the Facility and the Equipment), in favor of Lessor, duly executed by Lessee;

                  (2) (a) Bills of Sale, in favor of Lessor, evidencing free and clear title to the Facility and the Equipment, duly executed by the respective Vendors; and (b) official invoices that comply with all requirements under Mexican tax laws, with respect to the Equipment purchased by the Owner from the Company or any other Mexico Vendor, as well as all other documents in connection with the importation of the part of the Equipment that is being sold by the Lessee to the Lessor, including without limitation: certificates of origin, importation permits, and receipts of payment of applicable taxes;

                  (3) a Certificate of Acceptance with respect to the Facility and the Equipment, in favor of Lessor, duly executed by Lessee;

                  (4) a Landlord Consent with respect to the Facility and the
            Equipment, in favor of Lessor, duly executed by each owner, landlord and/or mortgagee, if any, with respect to the Equipment Location (as specified in such Schedule);

            (ii) Receipt by Lessor of an Acceptable Letter of Credit, maintained by Collins for the benefit of Lessor;

            (iii) Receipt by Lessor of evidence that the Commitment Fee Letter is in full force and effect;

            (iv) Receipt by Lessor of evidence of insurance which complies with the requirements of Section 10 hereof;

            (v) Receipt by Lessor of an Appraisal with respect to the Facility and the Equipment;

            (vi) Receipt by Lessor of a certificate dated such date signed by the Secretary of Lessee confirming (x) that attached thereto is (1) a certified copy of the commercial folio (folio mercantil) of Lessee, dated as of the most recent practical date prior to such Basic Term Commencement Date issued by the Public Registry of Commerce with jurisdiction over the place where Lessee has its corporate domicile attesting to the existence and all recorded corporate information of such entity in its jurisdiction of incorporation, (2) a true and correct certified copy of the organizational documents (including deed of incorporation (escritura constitutiva) and by-laws (estatutos sociales) (together with amendments thereto if applicable) of Lessee as in effect prior to the date of the resolutions referred to in clause (3) of this paragraph through to such Basic Term Commencement Date, (3) resolutions of the shareholders meeting of Lessee authorizing the execution, delivery and performance of its obligations under the Documents, and (4) a certified copy of the public deed containing the powers of attorney of the officers executing the Documents on behalf of Lessee, (y) that (1) the resolutions referred to in clause (3) above were duly adopted, are in full force and effect on such Basic Term Commencement Date and have not been amended, modified, revoked or rescinded prior to such date and (2) all conditions for the effective application of such actions or resolutions to the transactions contemplated by this Agreement have been satisfied, and (z) the incumbency and signature of each officer executing any Document on behalf of Lessee;

            (vii) Receipt by Lessor of a certificate dated such date signed by the Secretary of Collins confirming (x) that attached thereto is (1) a true and correct certified copy of the organizational documents (including articles of incorporation and by-laws (together with amendments thereto if applicable)) of Collins as in effect prior to the date of the resolutions referred to in clause (2) of this paragraph through to such Basic Term Commencement Date, (2) resolutions of the board of directors of Collins authorizing the execution, delivery and performance of its obligations under the Documents, (y) that (1) the resolutions referred to in clause
      (2) above were duly adopted, are in full force and effect on such Basic Term Commencement Date and have not been amended, modified, revoked or rescinded prior to such date, and (2) all conditions for the effective application

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

      of such actions or resolutions to the transactions contemplated by this Agreement have been satisfied, and (z) the incumbency and signature of each officer executing any Document on behalf of Collins.

            (viii) (1) No Default and no event, which with the lapse of time or the giving of notice, shall constitute a Default, shall have occurred and be continuing, no Casualty Occurrence shall have occurred and the representations and warranties of Lessee herein are true and correct as of such Basic Term Commencement Date, and Lessor shall have received a certificate dated such date signed by a Responsible Officer of Lessee to such effect; and

                  (1) No Construction Agency Event of Default (as defined in the
            CAA) and no event, which with the lapse of time or the giving of notice, shall constitute a Construction Agency Event of Default, shall have occurred and be continuing.

            (ix) (1) UCC financing statements, naming Lessee as debtor and Lessor as secured party, shall have been filed in all jurisdictions where it is necessary and desirable in the reasonable opinion of Lessor to so file so as to perfect and protect Lessor's interest in the Facility and the Equipment and the Floating Lien Pledge shall have been registered at the Public Registry of Commerce (Registro Publico de Comercio) described in paragraph (2) below;

                  (2) Within sixty (60) days after the Basic Term Commencement
            Date hereof, evidence that Lessee has used commercially reasonable efforts to register this Agreement with the Public Registry of Commerce with jurisdiction over the place where Lessee has its corporate domicile and with the Public Registry of Commerce (Registro Publico de Comercio) with jurisdiction over the place where the Facility and the Equipment shall be located; and

                  (3) The Guaranty Trust, the Floating Lien Pledge and the Stock
            Pledge shall be in full force and effect and the Lessee shall deliver an officer's certificate to such effect.

            (x) The chattel paper counterpart of this Agreement and the applicable Schedule shall have been delivered to Lessor;

            (xi) No material adverse change shall have occurred in the financial condition of Collins or Lessee and its subsidiaries, taken as a whole since June 30, 2004;

            (xii) Receipt by Lessor of evidence reasonably satisfactory to it that Construction Completion (as defined in the Construction Agency Agreement) has occurred;

            (xiii) Receipt by Lessor of evidence reasonably satisfactory to it that powers of attorney for non-U.S. Affiliates of Collins, irrevocably designating Collins as agent for service of process pursuant to the terms and conditions of the Intercompany Agreement, have been executed and remain in full force and effect;

            (xiv) All liens on the Facility and the Equipment shall be discharged and released and duly delivered and/or executed releases with respect thereto shall have been delivered to Lessor;

            (xv) The Facility and the Equipment shall be located at the Equipment Location;

            (xvi) Receipt by Lessor of evidence reasonably satisfactory to it that Lessee has obtained all consents, licenses, authorizations, permits, concessions and other documents required for the use and operation of the Facility and the Equipment and the Equipment Location under Applicable Laws; and

            (xvii) Such opinions (including tax opinions), certificates, lien releases, consents, notices and other documents as Lessor may reasonably request.

Upon execution by Lessee of any Certificate of Acceptance, the Facility and the Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

2.    TERM, RENT AND PAYMENT

      (a) Lessee hereby agrees to pay Lessor the Basic Term Rent for the Facility and each Unit throughout the Basic Term applicable thereto in quarterly installments payable on each Rent Payment Date as set forth in the applicable Schedule. The Basic Term Rent shall be calculated in accordance with Section "E" of Exhibit No. 1. The Basic Term Rent payable hereunder and Lessee's right to use the Facility and any Unit shall commence on the date of execution by Lessee of the Certificate of Acceptance for the Facility and such Unit ("Basic Term Commencement Date") pursuant to this Agreement. The term of this Agreement (the "Term") shall be the period specified in the applicable Schedule. If any Term is extended, the word "Term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as otherwise may be specifically provided in writing. If any Rent Payment Date is not a Business Day, the Basic Term Rent otherwise due on such date shall be payable on the immediately preceding Business Day. The Basic Term Rent due and payable under any Schedule shall also represent and be the amount of rent for which Lessee becomes liable on account of the use of the Equipment for the period beginning on each Rent Payment Date, and shall therefore constitute the rent allocated to such rental periods within the meaning of Treasury Regulations
Section 1.467-1(c)(2)(ii). Lessee hereby agrees to pay to Lessor any and all Supplemental Rent when and as the same shall become due and owing.

      (b) Rent shall be paid to Lessor by wire transfer of immediately available funds in United States Dollars to: Deutsche Bank Trust Company Americas, Account No. 04878934, ABA No. 021001033, Account Name: GE Capital de Mexico, S. de R.L. de C.V., Reference: 2005 Collins & Aikman Hermosillo Lease, Customer: Collins & Aikman Automotive Hermosillo, S.A. de C.V., or to such other account as Lessor may direct in writing; and shall be effective upon receipt. All such accounts shall be under the full dominion and control of Lessor. Payments of Basic Term Rent and periodic Rent with respect to any Renewal Term shall be in the amount set forth in, and due and allocated in accordance with, the provisions of the applicable Schedule. In no event shall any Rent payments be refunded to Lessee.

      (c) At such time as Stipulated Loss Value (or an amount determined by reference thereto) shall be payable hereunder, the amount payable by Lessee shall be calculated by reference to Annex C to the applicable Schedule for the affected Facility or Unit.

3.    RENT ADJUSTMENTS

      (a) The Basic Term Lease Rate Factor set forth on the applicable Schedule, the Basic Term, and the Stipulated Loss Value set forth on Annex C were calculated by Lessor on the basis of the assumptions set forth on Section "D" of Exhibit No. 1 (the "Tax Benefits and Assumptions") and in addition thereto, the assumptions set forth in Section C of Exhibit No.1 (the "Pricing Assumptions").

      (b) If at the Basic Term Commencement Date, any of the Tax Benefits and Assumptions, Pricing Assumptions or Capitalized Lessor's Cost shall change or are incorrect (including any change resulting from a change in law other than a Change in Law in Mexico), then Lessor shall recompute the Capitalized Lessor's Cost, the Basic Term Lease Rate Factor and Stipulated Loss Value Table as shall be necessary to preserve the Net Economic Return while minimizing the Basic Term Lease Rate Factor. Any such recomputation shall be consistent with the Pricing Assumptions and Tax Benefits and Assumptions (other than any such Pricing Assumption or Tax Assumption the incorrectness of which gave rise to such recomputation or to a prior recomputation), and the Lessor shall utilize the same methods, constraints and assumptions originally used to calculate the payments of Basic Term Lease Rate Factor and Stipulated Loss Values. Such adjustments shall comply with Section 467 of the Code and the Regulations and the requirements of Sections 4.02(5), 4.07(1) and (2) and 4.08(1) of Revenue Procedure 2001-29, as amended (and such that the Lease could not be treated as a "disqualified leaseback" or "long term agreement" within the meaning of Section 467 of the Code). Such adjustments shall be reflected in amendments to Exhibit No. 1 to this Agreement and/or the applicable Schedule.

4.    TAXES

      (a) Except as provided in Section 15(c) hereof, Lessee shall have no liability for (i) taxes imposed by the United States of America or any State or political subdivision thereof which are based on or measured by the gross or net income, gross or net worth or profit of Lessor, or (ii) taxes imposed on Lessor that would not have been imposed but for a Lessor's Lien, or (iii) any Mexican Taxes imposed on the gross or net income, gross or net worth or profit of Lessor, including Mexican Taxes imposed on gross or net income, gross or net worth or profit as a result of a Change in Law in Mexico, except to the extent such Mexican Taxes are the result of an act or omission of Lessee (other than an act or omission required by the Operative Documents) (collectively, the "Excluded Taxes").

      (b) Lessee shall report (to the extent that it is legally permissible) and pay prior to delinquency, subject to Lessee's right to contest the same in accordance with clause (iii) of the definition of Permitted Lien, all taxes, fees, duties and assessments due, imposed, assessed or levied against: (i) the Facility, any Unit of Equipment or the Site (or the construction, import, installation, financing, refinancing, warranty, ownership, maintenance, repair, condition, alteration, modification, improvement, restoration, refurbishing, rebuilding, transport, assembly, repossession, dismantling, abandonment, retirement, decommissioning, storage, replacement, return, acquisition, sale or other disposition, insuring, sublease, manufacture, design, acceptance, rejection, purchase, ownership, delivery, leasing, possession, mortgaging, operation or other use or non-use of any thereof, in each case, by Lessee or any Affiliate or any sublessee or other user or person in possession of the Facility or any Unit of Equipment (or any part thereof));
(ii) any amounts paid or payable under this Agreement (subject to the last sentence of Section 13 (b) and 13(e) of this Agreement) or the other Operative Documents; (iii) any of the Operative Documents; (iv) the conduct of business or affairs of Lessee or any Affiliate thereof; (v) Lessor (with respect to the Operative Documents or any transactions contemplated thereby); or (vi) Lessee, by any foreign, United States or Mexican federal, state or local government or taxing authority in any of the foregoing related to any of the transactions contemplated by the Documents, including, without limitation, all license and registration fees, and all sales, use, personal property, real property, ad valorem, rental, transfer, excise, gross receipts, value added, goods and services, franchise, stamp or other taxes, imports, customs or other duties and charges, other than Excluded Taxes, together with any penalties, fines or interest thereon (all hereinafter called "Taxes"). Lessee shall (i) pay, indemnify and hold harmless Lessor (on an After-Tax Basis) upon receipt of written request for reimbursement for any Taxes (but excluding the Excluded Taxes) charged to or assessed against Lessor, (ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all reports or returns show the ownership of the Facility and each Unit of Equipment by Lessor, and (iv) send a copy of the reports or returns referred to in clause (iii) above to Lessor; provided, however that Lessee shall have no liability for taxes imposed on Lessor resulting from (w) the willful misconduct or gross negligence of Lessor, (x) taxes imposed on Lessor that would not have been imposed but for Lessor's breach of any covenant or the inaccuracy of any representation or warranty of Lessor under this Agreement, except to the extent attributable to a breach of covenant or inaccuracy of a representation by Lessee or an Affiliate thereof (y) taxes imposed on Lessor that would not have been imposed, but for a Lessor's Lien, or (z) any Mexican withholding Taxes imposed on a transferee of Lessor to the extent such Mexican withholding Taxes imposed exceed the withholding Taxes that would have been imposed on Lessor in the absence of a transfer other than Taxes imposed in connection with a Default or Taxes imposed in the After-Tax Basis calculation; provided further, however that in the event that if either Lessor or GECMG, participate any of their respective interests in this transaction to a third party, such participant shall not be entitled to receive any greater payment under this Section 4(b) than Lessor would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Lessee's prior consent other than in connection with a Default or Taxes imposed in the After-Tax Basis calculation. At Lessor's request, Lessee, as Lessor's agent, shall pay directly any such taxes imposed.

5.    REPORTS

      (a) Lessee will notify Lessor in writing, within 10 days after obtaining actual knowledge, or after Lessee shall have received written notice, of the attachment of any tax or other Lien (other than Permitted Liens) against the Facility or any Equipment, of the full particulars thereof and of the location of the Facility and Equipment on the date of such notification.

      (b) Lessee will deliver to Lessor, within 95 days of the close of each fiscal year of C&A, C&A's consolidated balance sheet, profit and loss statement and statement of cash flows, prepared in accordance with generally accepted accounting principles consistently applied in the United States of America ("GAAP") certified by a recognized firm of certified public accountants, together with statements consolidating C&A and Collins and, if applicable, C&A Form 10-K filed with the Securities and Exchange Commission ("SEC"). Lessee will deliver to Lessor quarterly, within 50 days of the close of each of the first three fiscal quarters of Lessee, in reasonable detail, copies of C&A's quarterly financial report certified by the chief financial officer of C&A, together with, if applicable, C&A's Form 10-Q filed with the SEC.

      (c) Lessee will promptly and fully report to Lessor in writing if the Facility or any Unit of Equipment is lost or damaged (where the estimated repair costs would exceed the greater of 20% of its then Fair Market Value or U.S.$100,000.00 Dollars), or is otherwise involved in an accident causing personal injury or property damage, excluding claims for worker's compensation.

      (d) Within 30 days after any request by Lessor and in connection with any financial statement delivered pursuant to paragraph (b) above and (e) below, Lessee will furnish a certificate of a Responsible Officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no Default or event which, with the giving of notice or the lapse of time (or both), would become a Default.

      (e) Lessee will deliver to Lessor in English and in Dollars, within 100 days of the close of each fiscal year of Lessee, Lessee's consolidated balance sheet, profit and loss statement, and statement of cash flows prepared in accordance with Mexican GAAP certified by a recognized firm of certified public accountants. Lessee will deliver to Lessor, in English and in Dollars, quarterly, within 50 days of the close of each of the first three fiscal quarters of Lessee a statement in the form of Exhibit No. 3, as attached hereto, prepared on a substantially similar basis as C&A's financial quarterly statements and certified by the chief financial officer of Collins in connection with managing the business of Lessee.

      (f) Lessee will comply with Section 17(b)(ii) within 120 days of the Basic Term Commencement Date and will provide Lessor with a written report of the identification numbers applicable to each Unit within 120 days of the Basic Term Commencement Date.

      (g) Lessee shall promptly deliver to Lessor written notice of: (i) any violation of any Environmental Law which violation could reasonably be expected to result in a material administrative or a criminal or civil liability to C&A, Collins or Lessee with respect to any Equipment Location or could otherwise result in a Material Adverse Effect, (ii) any proceeding, investigation or inquiry of which Lessee has been notified by any Governmental Authority (including without limitation, Mexico's Federal Prosecutor's Office for Environmental Protection (Procuraduria Federal de Proteccion al Ambiente) or any non-government third party with respect to the presence or Release of Hazardous Substances in, on, from or to any Equipment Location which presence or Release could reasonably be expected to result in a violation of any Environmental Law, and (iii) any Release of Hazardous Substances by the Lessee or with respect to the Equipment Location, which Release could reasonably be expected to result in a violation of any Environmental Law.

      (h) Lessee will deliver to Lessor, within 50 days of the close of each Fiscal Quarter (except for the fourth Fiscal Quarter which shall be delivered within 100 days), a report certified by an officer of Lessee as to compliance with the matter set forth in Section 8(b) of the Intercompany Agreement.

      (i) [Reserved]

      (j) Lessee will deliver to Lessor, within 50 days of the close of each Fiscal Quarter (except for the fourth Fiscal Quarter which shall be delivered within 100 days), beginning with that Fiscal Quarter which contains the 18 month anniversary of the Basic Term Commencement Date a report certified by an officer of Lessee as to the matter set forth in Section 17(b)(xiv).

6.    DELIVERY, USE AND OPERATION

      (a) Lessee represents and warrants that the Facility and the Equipment shall be in Lessee's possession as of the Basic Term Commencement Date.

      (b) Lessee agrees that the Facility and the Equipment will be maintained and used by Lessee solely in the conduct of its business and in a manner complying with all Applicable Laws and any applicable insurance policies, and Lessee shall not permanently discontinue use of the Facility and the Equipment (except as otherwise provided in Section 6(g)).

      (c) Lessee shall not directly or indirectly create, incur, assume or suffer to exist, any Lien on or with respect to the Facility or the Equipment or any part thereof, title thereto, or any interest of Lessor therein, or in this Agreement, except Permitted Liens. Lessee will promptly, at its own expense, take or cause to be taken such action as may be necessary to discharge any Lien with respect to the Facility and the Equipment which is not a Permitted Lien.

      (d) Lessee shall permit any Person designated by Lessor, during normal business hours upon reasonable notice to visit (and, unless a Default shall have occurred and be continuing, in no event more than quarterly), inspect and survey the Facility and the Equipment, its condition, use and operation, and the records maintained in connection therewith and to install, at Lessee's sole cost and expense, a system of visible and clear identification tagging on the Facility and all the Equipment and any Part thereof which will (i) identify that the Facility and the Equipment is property of Lessor, and (ii) identify the manufacturer, serial numbers and type and model thereof as set forth in Annex A to each Schedule; provided, that no such exercise of such inspection rights shall violate Lessee's safety and security requirements. None of Lessor or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Agreement with respect to such condition or procedure.

      (e) Lessee will keep each Unit at the Equipment Location specified in the applicable Schedule and will not move the Facility nor any Unit from such Equipment Location.

      (f) The Facility and the Equipment shall at all times remain personal property of Lessor regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Lessee shall obtain and deliver to Lessor (to be recorded at Lessee's expense) from any Person having an interest in the property where the Facility or the Equipment is to be located, waivers of any Lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the Facility or the Equipment.

      (g) Lessee may from time to time substitute an item of equipment (a "Replacement Unit") for one or more Units (collectively, the "Old Unit") (all such substitutions done at the same time shall be considered a "Substitution") subject to satisfaction of the following conditions:

            (i) No Default shall have occurred and be continuing;

            (ii) Lessee shall, not less than 10 Business Days prior to such substitution, inform Lessor in writing of the following:

                  (1) The location and description of the Old Unit; and

                  (2) A description of each Replacement Unit, including its
            location, date of manufacture, original cost, estimated current market value and function;

            (iii) Lessee shall be effecting such substitution solely because such Unit has become economically obsolete or is surplus to Lessee's needs and Lessee intends to treat such Unit for all purposes as scrap; and in either case Lessor shall have received a certificate of Lessee's Chief Financial Officer to such effect;

            (iv) The Replacement Unit (A) is of like-kind with the Old Unit, (B) has a fair market and estimated residual value at the time of such Substitution, utility and remaining economic useful life at least equal to the fair market and estimated residual value at the time of such Substitution, utility and remaining useful life of the Old Unit, assuming such Old Unit has been maintained in the condition required by this Agreement and is in compliance with Applicable Laws, (C) is of the same or newer date of manufacture as the Old Unit (or was manufactured no earlier than three years prior to the Old Unit and is in better physical and operating condition than the Old Unit, assuming such Old Unit has been maintained in the condition required by this Agreement), and (D) if the Old Unit is part of an integrated line, the Replacement Unit shall not adversely affect the current or estimated future residual value, utility or remaining economic useful life of the remaining Units of that integrated line other than by an immaterial amount;

            (v) Lessor shall have received from Lessee a duly executed full warranty bill of sale for such Replacement Unit and title to such Unit shall have vested in Lessor, free and clear of all Liens;

            (vi) Lessor shall have received a duly executed amendment to the applicable Schedule confirming such substitution;

            (vii) Lessee shall (with the cooperation of Lessor) make all filings necessary to protect the interests of Lessor in such Replacement Unit concurrently with consummating such substitution;

            (viii) No more than two Substitutions pursuant to this paragraph (g) shall have occurred during any fiscal year;

            (ix) Such Substitution shall be qualified as a "like-kind exchange" under Section 1031 of the Code entitling Lessor to non-recognition of any gain realized by Lessor upon such Substitution, and Lessor shall have received a legal opinion from its counsel to such effect;

            (x) During the Term, Lessee may not substitute more than U.S.$15,000,000.00 Dollars of the Equipment, measured by Capitalized Lessor's Cost; and

            (xi) Upon a Substitution, (A) the Replacement Unit shall be located at the Equipment Location of the Old Unit and (B) Lessee shall comply and meet all of the requirements of Section 17(a)(x).

Upon conveyance of the Replacement Unit to Lessor and compliance with the requirements of this paragraph above, the Replacement Unit shall become the property of Lessor and the Old Unit shall become property of Lessee. For all purposes hereof, the Replacement Unit shall, after such transfer, be deemed to have the same Capitalized Lessor's Cost as the Old Unit. No such Substitution shall result in any change in Rent. Lessee shall pay, on an After-Tax Basis, all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lessor and for all taxes, fees and other governmental charges payable in connection with the Substitution of Equipment pursuant to this
Section 6(g).

      (h) Lessee (and not the Lessor) will be solely responsible of complying with all Applicable Laws and existing agreements in connection with the installation, use, possession and operation of the Facility and the Equipment, and to obtain and maintain on its own behalf the consents, licenses, authorizations, permits, concessions, registrations and other documentation required in accordance with such Applicable Laws and existing agreements. The Lessee (and not the Lessor) will be solely liable for any fines or penalties imposed by any Governmental Authority in connection with the foregoing.

      (i) Lessee shall (y) not use the Facility or the Equipment for any purpose other than as provided herein, and (z) respond for any damages caused to third parties by the use and/or operation.

      (j) Lessee shall at its own cost, defend the Facility and the Equipment, as well as the property and rights of Lessor, from any third party claims and take all such actions that are necessary in connection with such defense.

7.    MAINTENANCE

      (a) Lessee will, at its sole expense, maintain, service, test and inspect the Facility and each Unit of Equipment (i) so as to keep the Facility and each such Unit of Equipment in good operating order, repair, condition and appearance, normal wear and tear excepted, (ii) in accordance with manufacturer's recommendations, and so as to maintain in full force and effect any maintenance warranties, (iii) in compliance with Applicable Laws and the requirements of insurance in accordance with Section 10 hereof, (iv) at a standard consistent with industry practices, and (v) in all events not less than Lessee's standard practices for similar equipment owned or leased by Lessee. Subject to Section 5(f), Lessee shall, if at any time reasonably requested by Lessor, affix in a prominent position on each Unit of Equipment plates, tags or other identifying labels showing the interest therein of Lessor.

      (b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device with respect to the Facility or on any Equipment if such addition will impair the value, originally intended function or use of the Facility or such Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to the Facility or to any Equipment which are not readily removable shall be made only in compliance with Applicable Laws, including Internal Revenue Service guidelines, e.g. Rev. Proc. 2001-28 (as may be hereafter modified or superceded), shall constitute a "severable improvement" within the meaning of Rev. Proc. 2001-28 or a "non-severable improvement" described in Section 4.04(3) of such Revenue Procedure, shall not render the Facility complete for its intended use and will not cause the Facility to become "limited use" property within the meaning of Rev. Proc. 2001-28, 2001-19 I.R.B. 1156 or Rev. Proc. 2001-29, 2001-19 I.R.B 1160, shall be free and clear of all Liens other than Permitted Liens and shall become the property of Lessor. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may reasonably impose for its protection, affix or install any Equipment to or in any other personal or real property such that it would become a real property fixture for purposes of the UCC or any other Applicable Laws.

      (c) Any alterations or modifications to the Facility or the Equipment that may, at any time during the Term of this Agreement, be required to comply with any Applicable Laws shall be made at the expense of Lessee, and shall be free and clear of all Liens and shall immediately become the property of Lessor.

8.    CASUALTY OCCURRENCE.

      Lessee shall promptly notify Lessor in writing if the Facility or any Unit of Equipment shall be or become worn out, lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (including a violation of applicable Environmental Laws concerning or with respect to PCBs or Hazardous Substances) (such occurrences being hereinafter called "Casualty Occurrences"). The parties hereby acknowledge and agree that the Facility and all Units of Equipment shall be under Lessee's care and attention at all times, and that Lessee shall take all precautions and preventive measures to maintain the Facility and each and all Units of Equipment in working condition and to use the Facility and the Units of Equipment in accordance with this Agreement, therefore, Lessee shall be responsible for any Casualty Occurrence. Unless otherwise expressly provided for in Section 10(f) hereto, if any of the events set forth in the proviso to clause (ii) of Section 10(f) have occurred, on the date set forth on Annex C to the applicable Schedule during the first month next succeeding a Casualty Occurrence, or if such date is not a Business Day, then on the next day that is a Business Day (the "Payment Date"), Lessee shall pay Lessor, as a contractual penalty (pena convencional) for the early termination of the lease over the Facility or such affected Unit, the sum of (x) the Stipulated Loss Value of the Facility or such Unit calculated in accordance with Annex C of the applicable Schedule; and (y) all Rent (including Basic Term Rent) and other amounts which are due hereunder with respect to the Facility or such Unit as of the Payment Date. Upon payment of all sums due hereunder, the obligation of Lessee to pay Rent and the Term of this Agreement as to the Facility or such Unit shall terminate and (except in the case of the loss, theft or complete destruction of the Facility or such Unit) Lessor shall be entitled to recover possession of the Facility or such Unit, as the case may be, on an AS IS, WHERE IS BASIS.

9.    LOSS OR DAMAGE

      Lessee hereby assumes and shall bear the entire responsibility for any loss, theft, damage to, or destruction of the Facility, any Unit of Equipment from any cause whatsoever, in accordance with the terms of this Agreement . The parties hereby acknowledge and agree that the Facility and all Units of Equipment shall be under Lessee's care and attention at all times, and that Lessee shall take all precautions and preventive measures to maintain the Facility and each and all Units of Equipment in working condition and to use the Facility and the Units of Equipment in accordance with this Agreement, therefore, Lessee shall be responsible for any loss, damage to or destruction of the Facility or any Unit of Equipment; provided, however, that if, and so long as, no default exists under this Agreement, the foregoing shall not limit or otherwise affect any rights the Lessee may have against third parties.

10.   INSURANCE

      (a) Coverage. Without limiting any of the other obligations or liabilities of Lessee under this Agreement, Lessee shall, during the term of this Agreement, carry and maintain, with respect to the Facility and the Equipment, at its own expense, at least the minimum insurance coverage set forth in this Section 10. Lessee shall also carry and maintain any other insurance that Lessor may reasonably require from time to time. All insurance carried pursuant to this
Section 10 shall be placed with such insurers having a minimum A.M. Best rating of A:X, subject to Section 10(g) below, and be in such form, with terms, conditions and limits as shall be acceptable to Lessor. The insurance required to be carried and maintained by Lessee hereunder shall in all events, include the following:

            (i) All Risk Property Insurance. Lessee shall maintain all risk property insurance covering the Facility and the Equipment against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Coverage shall be written in the greater of the then current Stipulated Loss Value or replacement cost value in an amount acceptable to Lessor. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than U.S.$1,000,000.00 Dollars; and

            (ii) Business Interruption Insurance. As an extension of the insurance required under subsection (a)(i), Lessee shall maintain, or cause to be maintained, business interruption insurance in an agreed amount equal to 12 months projected net profits, and continuing expenses (including the lease payments due on the Facility); provided, that deductibles under such policy shall not exceed 45 days; and

            (iii) Commercial General Liability Insurance. Lessee shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than U.S.$1,000,000.00 Dollars. Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law; and

            (iv) Workers' Compensation/Employer's Liability. The Lessee shall maintain (i) Statutory Insurance with the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social (I.M.S.S.) for its employees or any other statutory insurance required by Mexican law with respect to work-related injuries, disease or death of an employee of the Lessee while at work or in the scope of his/her employment with the Lessee, (ii) workers' compensation insurance or any other statutory insurance required by applicable law with respect to work-related injuries, disease or death of any expatriate employee of Lessee while at work or in the scope of his/her employment with the Lessee and (iii) Employer's Liability in an amount not less than $1,000,000; and

            (v) Excess/Umbrella Liability. Lessee shall maintain excess or umbrella liability insurance written on an occurrence basis in an amount not less than U.S.$25,000,000.00 Dollars providing coverage limits excess of the insurance limits required under sections (a)(iii), and (a)(iv) employer's liability only. Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

      (b) Endorsements. Lessee shall cause all insurance policies carried and maintained in accordance with this Section 10 to be endorsed as follows:

            (i) Lessee shall be the named insured and Lessor shall be an additional named insured and loss payee as its interest may appear with respect to the Facility and Equipment covered by property policies described in subsection (a)(i) and (a)(ii). Lessee shall be the named insured and Lessor shall be an additional insured with respect to liability policies described in subsections (a)(iii), (a)(iv) to the extent allowed by law and (a)(v). It shall be understood that any obligation imposed upon Lessee, including but not limited to the obligation to pay premiums, shall be the sole obligation of Lessee and not that of Lessor; and

            (ii) With respect to property policies described in subsections
      (a)(i) and (a)(ii), the interests of Lessor shall not be invalidated by any action or inaction of Lessee, Collins or any other person, and shall insure Lessor regardless of any breach or violation by Lessee or any other person, of any warranties, declarations or conditions of such policies; and

            (iii) Inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and

            (iv) The insurers thereunder shall waive all rights of subrogation against Lessor any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise; and

            (v) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lessor with respect to their interests as such in the Equipment; and

            (vi) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by Lessee or the carrier which affects the interests of Lessor, such cancellation or change shall not be effective as to Lessor until 30 days, except for (non-payment of premium which shall be 10 days) after receipt by Lessor of written notice sent by registered mail from such insurer.

      (c) Certifications. On the Basic Term Commencement Date with respect to the Facility and Equipment leased as of such date, and at each policy renewal, but not less than annually with respect to the Facility and all Equipment then leased, Lessee shall provide to Lessor a certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, limits, and term thereof and shall specifically list the special provisions delineated for such insurance required for this Section 10.

      (d) Insurance Report. Concurrently with the furnishing of all certificates referred to in this Section 10, Lessee shall furnish Lessor with a statement from an independent insurance broker, acceptable to Lessor, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by Lessee is in accordance with this Section 10. Furthermore, upon its first knowledge, such broker shall advise Lessor promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by Lessee and/or user hereunder.

      (e) General. Upon request, Lessee shall furnish Lessor with copies of all insurance policies, binders and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 10 or any provision of this Agreement shall impose on Lessor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Lessee, nor shall Lessor be responsible for any representations or warranties made by or on behalf of Lessee to any insurance broker, company or underwriter. Lessor, at its sole option, may obtain such insurance if not provided by Lessee and in such event, Lessee shall reimburse Lessor upon demand for the cost thereof together with interest.

      (f) Proceeds of Insurance. Insurance proceeds shall be applied as follows:

            (i) If the Lessee believes that, based on reasonable estimates of loss, the amount of insurance proceeds payable in respect of any casualty event or any series of related casualty events to be less than or equal to U.S.$5,000,000, the Lessee may elect to restore or replace the property affected by such casualty event without the consent of the Lessor so long as no Default shall have occurred and be continuing.

            (ii) If the Lessee believes that, based on reasonable estimates of loss, the amount of insurance proceeds payable in respect of any casualty event or any series of related casualty events to be in excess of U.S.$5,000,000, the Lessee may elect to restore or replace the property affected by such casualty event if the Lessee has delivered to the Lessor, within twenty (20) days from the occurrence of such casualty event, a Restoration or Replacement Plan with respect to such casualty that is based upon, or accompanied by, each of the following: (A) (1) a detailed breakdown of the nature and extent of such casualty event and (2) a bona fide assessment (from a contractor reasonably acceptable to the Lessor) of the estimated cost and time needed to restore or replace the affected property; (B) satisfactory evidence that such insurance proceeds and the Lessee's other available funds are sufficient to make the necessary restorations to or replacement of the affected property; (C) delivery of an officer's certificate of the Lessee certifying that, at the completion of the restoration or replacement, no Default shall have occurred and be continuing in connection with such casualty event; and (D) confirmation by the Engineering Consultant of the Lessor, of its agreement based on the information available to them with the matters set forth in clauses (A) through (B) above within twenty (20) days after the receipt of the foregoing information and its approval of such Restoration or Replacement Plan; provided, that, if the Lessee does not deliver such Restoration or Replacement Plan within such 20 day period or if the Lessor or the Engineering Consultant rejects the proposed Restoration or Replacement Plan, the Lessee shall promptly pay, or cause to be paid, proceeds of any insurance to Lessor, as loss payee, which shall be applied, in Lessor's discretion, toward the replacement, restoration or repair of the Facility or the Equipment to the condition required by Section 7 or toward the payment of Stipulated Loss Value in accordance with Section 8 hereof.

            (iii) If a Default shall have occurred and be continuing, then Lessee shall remit to Lessor, as loss payee, proceeds of any insurance covering damage or loss which proceeds shall be applied, in Lessor's discretion, to repair or replace the Facility in accordance with clause
      (ii) above.

      (g) Insurance Carriers. From the date hereof through December 1, 2004, the minimum rating requirement for insurers imposed by Section 10(a) shall not apply to the following insurance carriers if such insurance carrier listed in subparagraphs (i) and (ii) of this paragraph has an A.M. Best rating of A- or higher, and if and so long as Lessee's insurance broker provides a letter to Lessor on the date hereof and every quarter thereafter confirming such minimum rating for such insurance carrier:

            (i) Montpelier Reinsurance Company; and

            (ii) Arch Reinsurance Company.

11.   RETURN OF FACILITY AND EQUIPMENT

      (a) Upon any expiration or termination of this Agreement or any Schedule (after giving effect to any elected Renewal Term), unless Lessee shall have exercised its purchase option hereunder, Lessee shall promptly, at its own cost and expense:

            (i) Provide to Lessor at least 365 days prior to the scheduled expiration of this Agreement a detailed inventory for the Facility and of all Units. The inventory should include a detailed listing of the Units by model, serial number and location.

            (ii) Ensure that the Facility and the Equipment is returned to Lessor as follows: (A) all operating and application specific software used to control the machine including upgrades (to the extent such software upgrades were purchased by Lessee) must remain properly installed and functional; (B) all batteries for control memories must be fully charged; (C) all screen changers, sensors, monitors, and computer controllers will operate within manufacturers specifications, normal wear and tear excluded; (D) the Facility, including all Equipment, will be cleaned and cosmetically acceptable, ordinary wear and tear excepted, and in such condition so that it may be immediately installed and placed into use in a production environment; (E) any tooling and/or grinding wheels returned to Lessor at lease termination will be identical in nature, subject to Section 6(g) herein, to those on the Basic Term Commencement Date; and (F) otherwise is in the condition required by this Agreement and free and clear of all Liens.

            (iii) At least 180 days prior to the scheduled expiration of this Agreement (after giving effect to any elected Renewal Term): (A) and upon receiving reasonable notice by Lessor, make the Facility and the Equipment available for operational inspections (where applicable) by potential purchasers; (B) cause the persons expressly authorized by Lessor (the "Authorized Inspector"), to inspect, examine and test all material and workmanship to ensure the Facility and the Equipment is operating within the manufacturer's specifications; and (C) if during such inspection, examination and test, the Authorized Inspector finds any Unit not operating within the manufacturer's specifications as such would be expected for the age of such Unit, then Lessee shall repair or replace such Unit and, after corrective measures are completed, Lessee will provide for another inspection of such Unit by the Authorized Inspector as outlined above.

            (iv) Have each Unit returned with an in-depth field service report detailing said inspection as outlined in clause (iii) above. The report shall certify that the Facility and the Equipment have been properly inspected, examined and tested and is operating within the manufacturer's specifications.

            (v) At least 45 days prior to the scheduled expiration of the Agreement and upon request by Lessor, provide to Lessor the following documents: (A) one set of service and operating manuals, if available, including replacements and/or additions thereto, such that all documentation is completely up to date; and, (B) if any, one set of documents detailing equipment configuration, operating requirements, maintenance records, and other technical data concerning the set-up and operation of the Facility and Equipment including replacements and additions thereto, such that all documentation is completely up to date.

            (vi) Provide for the deinstallation, packing and transporting of the Facility and Equipment to include, but not limited to, the following: (A) the manufacturer's representative (or in the alternative, a qualified technical employee of Lessee, in accordance with any applicable manufacturer's recommendations) shall de-install all Equipment (including all wire, cable and mounting hardware); (B) all process fluids shall be removed from the Equipment and disposed of in accordance with applicable Environmental Laws; (C) dismantling and handling is to be done per the original manufacturer's specifications or normal industry accepted practices for new machines must be followed. Any special transportation devices such as metal skids, lifting slings, brackets, etc., which were with the machine when it originally arrived must be used to the extent available, or otherwise, Lessee shall use such other devices as will assure the safety of such Equipment being transported; (D) all keys belonging to the Facility and Equipment are to be wired together and secured to a major component of the machine; (E) Lessee shall provide for transportation of the Facility and Equipment in a manner consistent with the manufacturer's recommendations and practices to a street address within the continental United States of America or Mexico designated by Lessor; provided, however that such street address shall not be more than 1500 miles from the Equipment Location; and (F) Lessee shall obtain and pay for a policy of transit insurance for the delivery period in an amount equal to the replacement value of the Facility and Equipment with Lessor named as loss payee on all such policies of insurance; and (G) Lessee shall provide safe, secure storage for the Facility and Equipment for a period of up to 90 days after expiration or early termination of this Agreement at an accessible location reasonably satisfactory to Lessor.

            (vii) Ensure that the Facility and all Equipment and operations of the Facility and the Equipment (A) conform to all Applicable Laws and (B) are free from Contaminants.

            (viii) Permit, with Lessee's full cooperation and assistance, Lessor to attempt to effect a resale, by auction or otherwise, of the Facility and the Equipment for a period from 120 days prior to the expiration of this Agreement. During this period, the Facility and the Equipment must remain operational with the necessary electrical power, lighting, heat, water, lubricating fluids and compressed air necessary to maintain and demonstrate the Equipment to any potential buyer. Any such resale will be conducted in a manner which will not interfere with Lessee's business operations.

            (ix) Provide reasonable assistance to the extent necessary to allow Lessor to obtain all licenses and regulatory approvals required for the operation of the Facility and the Equipment, provided, that Lessee shall have no monetary obligation with respect to this paragraph.

      (b) Until Lessee fully has complied in all material respects with the requirements of subsections (i)-(ix) of paragraph (a) above, Lessee's Rent payment obligation at a rental equal to the greater of the periodic Rent payable in respect of the Facility and each such Unit of Equipment and the Fair Market Rental Value of the Facility and the Equipment and all other obligations under this Agreement shall continue. If the Facility or any Unit is not returned to Lessor within 60 days after the expiration of this Agreement, Lessor, at its election, may deem such Unit to have suffered a Casualty Occurrence, in which event, Lessee shall pay to Lessor the greater of the Fair Market Value or the Stipulated Loss Value (plus all Rent, including Basic Term Rent then due) of Facility or such Unit. In addition to these Rents, Lessor shall have all of its other rights and remedies available as a result of this nonperformance.

Notwithstanding the requirements of paragraph (a) above, at the end of the Basic Term or the Renewal Term, if a Responsible Officer of Lessee certifies that the Facility or any Unit or Units have suffered a Casualty Occurrence, Lessee shall be entitled to pay, on the last day of the Basic Term or the Renewal Term, as the case may be, to Lessor the greater of Fair Market Value or Stipulated Loss Value (plus all Rent, including Basic Term Rent then due) with respect to the Facility or such Unit or Units and, upon making such payment, shall be exempt from the requirements of paragraph (a) above; provided, however, that in determining Fair Market Value of the Facility or Equipment having suffered a Casualty Occurrence, the Facility or Equipment shall be assumed to be in the condition in which it is required to be maintained immediately prior to such Casualty Occurrence. Upon receipt of payment in full, Lessee shall be entitled to receive from Lessor whatever interest Lessor has in the Facility or such Unit or Equipment, as the case may be, on an AS IS, WHERE IS basis.

12.   DEFAULT; REMEDIES

      (a) Lessor may in writing declare this Agreement in default ("Default") if:

            (i) Lessee breaches its obligation to pay Rent or any other sum as and when due and fails to cure the breach within 5 Business Days after the date such amount was due;

            (ii) Lessee fails to maintain its insurance coverage required under
      Section 10;

            (iii) Lessee breaches any of its other covenants or obligations hereunder (excluding those covenants and obligations covered by clauses
      (i) and (ii) above and clauses (v), (xiii), (xviii) and (xx) below) and Lessee fails to cure such breach within 30 days after written notice thereof;

            (iv) any representation or warranty made by Lessee, Collins, C&A and/or its Subsidiary or Affiliate in connection with any Operative Document or Document shall be false or misleading in any material respect when made;

            (v) Lessee shall or shall attempt to (except as expressly permitted by the provisions of this Agreement) sell, transfer, encumber (except to the extent of a Permitted

      Lien), or assign the Facility or the Equipment or any part thereof, or use the Facility or the Equipment for an illegal purpose or permit the same to occur;

            (vi) any certificate, statement, representation, warranty or audit contained herein or heretofore or hereafter furnished with respect hereto by or on behalf of Lessee, C&A or Collins proving to have been false in any material respect at the time as of which the facts therein set forth were stated or certified;

            (vii) Lessee or Collins admits in writing its inability to pay its debts as they become due, terminates its corporate existence, or ceases to do business as a going concern;

            (viii) Lessee or Collins shall file a voluntary petition in bankruptcy, concurso mercantil or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy or receivership laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Lessee or Collins in any such proceeding, or Lessee or Collins shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy, concurso mercantil, receivership or other similar law providing for the reorganization or liquidation of corporations, or providing for an agreement, composition, extension or adjustment with its creditors;

            (ix) petition is filed against Lessee or Collins in a proceeding under applicable bankruptcy, concurso mercantil, receivership or other insolvency laws, as now or hereafter in effect, and is not withdrawn, stayed or dismissed within 60 days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of corporations which may apply to Lessee or Collins any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or Collins or of any substantial part of their property, and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 60 days;

            (x) Lessee shall have merged into, or conveyed, transferred or leased substantially all of its assets as an entirety to any Person (such Person being referred to as a "Successor" and such action(s) being referred to as an "Event"), unless prior to such Event, (i) the Successor is engaged in a similar line of business and is organized and existing under the laws of the United States of America, Mexico or any state thereof, (ii) after taking the transaction into account, the Successor or a substitute guarantor shall have a senior secured debt rating of "Ba1" or better from Moody's or a rating of "BB+" or better from S&P, (iii) the Successor or any substitute guarantor has a net worth of at least $300,000,000, and (iv) the Successor executes and delivers to the Lessor an agreement containing an effective assumption by it of the due and punctual performance of the Lessee under the applicable Operative Documents to which the Lessee is a party and shall assume and perform the reporting requirements of Collins set forth in the applicable Operative Documents to which the Lessee is a party; or

            (xi) there occurs (a) an Event of Default under the Credit Agreement, (b) a default by Collins under the Guaranty or License Agreement, (c) a Construction Agency

      Event of Default under the CAA , (d) an Event of Default under the Floating Lien Pledge, the Stock Pledge or the Guaranty Trust, (e) a breach by the Lessee, the Guarantor or any Subordinated Creditor (as defined in the Intercompany Agreement) under the Intercompany Agreement, or (f) a breach by Supplier under the Ford Supply Agreement (as each such term is defined therein) any of which has not been duly waived or cured thereunder;

            (xii) if there occurs under the Site Lease or any real property lease for which Lessee is a tenant with respect to an Equipment Location
      (i) a payment default which has not been duly waived or cured thereunder,
      (ii) with respect to any such real property lease that Lessor or any Affiliate or assignees of Lessor's interest herein, individually or collectively, has no control over the exercise of any remedy, a declaration of a default for which all applicable cure periods have lapsed or the commencement of the exercise of any remedy thereunder or (iii) any expiration or termination thereof;

            (xiii) there occurs an expiration or termination of the Ford Supply Agreement and a replacement agreement, acceptable to Lessor, is not in full force and effect;

            (xiv) [Reserved];

            (xv) there occurs a default beyond any applicable grace periods under (A) any other agreement between Lessor (or any Affiliate of Lessor) and Lessee or Collins or (B) any material contract that may impact the Facility or the Equipment;

            (xvi) there occurs a default under any of Lessee's or under any of Collins' credit agreements or financing facilities or similar arrangements under which, in each case, any indebtedness equal to or exceeding an aggregate principal amount of $35,000,000 or more was created or is governed thereby which has not been duly waived or cured thereunder;

            (xvii) Collins shall no longer, directly or indirectly, control 100% of the equity interests in Lessee or any successor entity other than as permitted by Section 12(a)(x);

            (xviii) Lessee shall fail to maintain or replace any Acceptable Letter of Credit in accordance with Section 17(b)(vii) of this Agreement;

            (xix) any Acceptable Letter of Credit shall cease to be binding on the provider thereof, shall be rendered unenforceable in any material respect, shall not have been renewed or replaced within 30 days before its expiry, or any such provider thereof shall expressly renounce or repudiate in writing its obligations thereunder (unless such Acceptable Letter of Credit has been replaced by a replacement Acceptable Letter of Credit);

            (xx) (a) if, in connection with any amendment, restatement, replacement or refinancing of the Credit Agreement in full as in effect on the date hereof, Collins shall fail to use reasonable commercial efforts to provide in such new documentation to become a guarantor of Lessee's obligations hereunder under a Guaranty or (b) Collins shall be permitted under any such documentation to provide such Guaranty and shall fail to do so promptly thereafter as practicable;

            (xxi) there occurs under any Schedule a Default (as such term is defined therein);

            (xxii) the direct or indirect contest by the Lessee of the validity of the Lien granted in favor of, or for the benefit of, Lessor in any of the Operative Agreements (including the Floating Lien Pledge), or the taking of any action by the Lessee to repudiate, or purport to discontinue or terminate this Agreement or any of the other Operative Documents; or

            (xxiii) if this Agreement or any of the other Operative Documents shall cease (1) to be a legal, valid and binding obligation, or (2) to be in full force and effect.

Such declaration shall apply to all Schedules except as specifically excepted by Lessor. Any provision of this Agreement to the contrary notwithstanding, Lessor may exercise all rights and remedies hereunder independently with respect to each Schedule.

      (b) After any Default shall have occurred:

            (i) at the request of Lessor, Lessee shall comply with the provisions of Section 11(a) hereof;

            (ii) Lessee hereby authorizes Lessor to enter any premises where the Facility or any Equipment is located and take possession thereof;

            (iii) Lessee shall, without further demand, forthwith pay to Lessor
      (A) as a contractual penalty (pena convencional), the Stipulated Loss Value of the Facility and the Equipment (calculated in accordance with Annex C of the applicable Schedule as of the Payment Date next preceding the declaration of default), plus (B) an amount equal to all Rent (including Basic Term Rent) and other sums then due hereunder; provided, however that in the event of an early termination of the Site Lease or the Ford Supply Agreement (other than as a result of an intentional or grossly negligent breach by Lessee of any of its obligations thereunder or any other matter within Lessee's control), so long as no other Default has occurred and be continuing, Lessee shall be given the right to purchase the Facility or the Equipment within thirty (30) days after such early termination on an AS IS, WHERE IS BASIS for the greater of the Fair Market Value or the Stipulated Loss Value, plus all applicable sales taxes, together with any Rent (including Basic Term Rent) or other sums then due hereunder on such date and during such thirty (30) day period, Lessor shall forbear from exercising any of its rights or remedies under this
      Section 12;

            (iv) Lessor may, but shall not be required to, retain the Environmental Consultant to undertake an Environmental Evaluation at Lessee's expense; and

            (v) Lessor may, but shall not be required to, sell the Facility or the Equipment, or any portion thereof, at private or public sale, in bulk or in parcels, with or without notice, and without having the Facility or the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Facility or the Equipment; and Lessor may use Lessee's premises, until all amounts due hereunder have been paid, for any or all of the foregoing without liability for rent. The proceeds of sale, lease or other disposition, if any, together with the aggregate proceeds obtained by Lessor from one or more drawings under an Acceptable Letter of Credit made pursuant to
      Section 12(c), shall be applied in the following order of priorities: (A) first, to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of the Facility or the Equipment; then, (B) second, to the extent not previously paid by Lessee, to pay Lessor all amounts due from Lessee hereunder; then, (C) third, to reimburse to Lessee any sums previously paid by Lessee to Lessor as a contractual penalty pursuant to
      Section 12(b)(iii); then, (D) fourth, to reimburse to Lessee any sums obtained by Lessor from one or more drawings under an Acceptable Letter of Credit pursuant to Section 12(c) in excess of application of such sums against any amounts due to Lessor from Lessee hereunder (including any application of such sums to the payment of contractual penalties); and (E) fifth, any surplus shall be retained by Lessor. Lessee shall pay any deficiency in clauses (A) and (B) forthwith.

      (c) In addition to the foregoing rights but subject to Section 12(b)(iii), after a Default shall have occurred, and without limitation of any of the foregoing remedies, Lessor (i) may terminate or cancel this Agreement as to the Facility or any or all of the Equipment; (ii) shall be entitled to make a drawing under any Acceptable Letter of Credit for the maximum amount available thereunder and apply the proceeds thereof to satisfy Lessee's obligations hereunder and under the other Documents, (iii) may exercise any of its rights under the License Agreement, or (iv) can, in its sole discretion, elect to exercise any or all of its rights under the Guaranty Trust and the Stock Pledge, with respect to the Lessee's Stock, and/or under the Floating Lien Pledge, with respect to any of the property, permits or other interests of Lessee covered thereby which relate to the Facility or the Equipment.

      (d) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law. If permitted by Applicable Laws, Lessee shall pay reasonable attorney's fees actually incurred by Lessor in enforcing the provisions of this Agreement and any ancillary documents. Waiver of any Default shall not be a waiver of any other or subsequent default.

      (e) Unless previously terminated, upon payment of all amounts due hereunder, this Agreement shall terminate.

13.   ASSIGNMENT; SYNDICATION

      (a) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR CREATE ANY TYPE OF LIEN OVER THE FACILITY OR ANY EQUIPMENT OR THE INTEREST OF LESSEE HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR.

      (b) Lessor may, without the consent of Lessee, assign any or all of its right, title and interest in this Agreement or in any Schedule, or the right to enter into any Schedule, provided, that so long as no Default has occurred and is continuing, Lessor will not assign all or any portion of its right, title and interest in this Agreement or in any Schedule or the right to enter into any Schedule to (i) a Competitor of Lessee or (ii) any entity that Lessee determines, based on written advice of its auditors and as confirmed to Lessor in a certificate of a Responsible Officer of Lessee delivered to Lessor within ten days after receipt of notice by Lessor as to the identity of the proposed transferee, will result in Lessee consolidating its financial reports with such entity. Lessee agrees that it will pay all Rent and other amounts payable under each Schedule to Lessor named therein; provided, however, if Lessee receives written notice of an assignment from Lessor, Lessee will pay all Rent and other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Each Schedule, incorporating by reference the terms and conditions of this Agreement, shall constitute, collectively, a single instrument of lease. Lessor and each such assignee shall have all rights as "Lessor" hereunder separately exercisable by Lessor or such assignee as the case may be, exclusively and independently of Lessor or any other assignee with respect to other Schedules executed pursuant hereto. Lessee agrees reasonably to cooperate with Lessor in connection with any such proposed assignment, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgments, as reasonably may be required by Lessor or such assignee, and the delivery of all information concerning Lessee and Collins that is reasonably necessary for Lessor to complete the assignment; and Lessee further agrees to confirm in writing receipt of a notice of assignment as reasonably may be requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim that Lessee has or may at any time have against Lessor for any reason whatsoever, provided, however, that nothing contained in this sentence shall be construed as a waiver by Lessee of its right to assert against Lessor, in a separate action against Lessor, any claims that Lessee has against Lessor. The parties acknowledge and agree that Lessee shall not be liable for or incur any increase or withholding of Taxes as a result of such assignment by Lessor other than Taxes imposed in the After-Tax Basis calculation; provided, that no Default has occurred and is continuing.

      (c) Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

      (d) Lessee acknowledges that it has been advised that the interest of Lessor in this Agreement and the other Documents may be conveyed to or participated to, in whole or in part, and may be used as security for financing obtained from, one or more third parties without the consent of Lessee pursuant to a syndication.

      (e) In connection herewith GECMG may initiate discussions with potential participants regarding their participation in this transaction. Lessee and its management will assist in all syndication efforts. Such assistance will include, but not be limited to: (i) prompt assistance in the preparation of an information memorandum and verification of the accuracy and completeness of the information contained therein; (ii) preparation of other information, offering materials and projections by Lessee and its advisors taking into account this transaction; (iii) providing GECMG with all information reasonably deemed necessary by GECMG to complete the syndication successfully; (iv) confirmation as to accuracy and completeness of such information, offering materials and projections; (v) participation of Lessee's senior management in meetings and conference calls with potential lenders and rating agencies, if applicable, at such times and places as GECMG may reasonably request; and (vi) using reasonable efforts to ensure that the syndication efforts benefit from all existing lending and investor relationships. GECMG reserves the right to provide to industry trade organizations information necessary and customary for General Electric Capital Corporation's inclusion as lead arranger in league table measurements. The parties agree that all information provided to Lessor from Lessee, Collins, as Guarantor, and any affiliate thereof and/or any third parties acting on behalf of such parties may be used in the syndication process and confidentiality agreements will not be required from other investors (other than GECMG's standard confidentiality statements). The parties acknowledge and agree that Lessee shall not be liable for or incur any increase or withholding of Taxes as a result of such participation or syndication by Lessor other than Taxes imposed on an After-Tax Basis; provided, that no Default has occurred and is continuing.

14.   NET LEASE; NO SET-OFF, ETC.

      This Agreement is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of (except as expressly provided herein in respect of any Unit which ceases to be subject to this Agreement), or set-offs against, said Rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. Except as provided in Section 8 hereof, with respect to any Unit that shall have suffered a Casualty Occurrence, this Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, the Facility or any Equipment from whatsoever cause. It is the intention of the parties that Rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

15.   INDEMNIFICATION

      (a) Lessee hereby agrees to defend, indemnify, save and keep harmless (on an After-Tax Basis), Lessor, its shareholders, agents, directors, officers, employees, successors and assigns (each an "Indemnified Party"), from and against any and all losses, damages, penalties and injuries suffered by such Indemnified Party, and claims (including Environmental Claims), actions and suits against such Indemnified Party (herein a "Claim"), including reasonable legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of Lessor (other than Lessor's gross negligence or willful misconduct) arising out of or related to this Agreement, the transaction contemplated hereby or the enforcement hereof or related to any Unit, the Facility, the Equipment or the Site, including, but not limited to, Lessor's strict liability in tort, arising out of the selection, importation, manufacture, purchase, acceptance or rejection of any Unit, the Facility, the Equipment or the Site, the ownership of the Facility and Equipment during the Term, and the delivery, lease, sublease, possession, maintenance, use, condition, return or operation of any Unit, the Facility and the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental loss or damage) and the violation of any Environmental Law by Lessee; provided, that such indemnity, including the indemnity provided for in subparagraph (d) of this Section 15, shall not be available to the extent (i) such Claim is attributable to the gross negligence, willful misconduct or breach of this Agreement by such Indemnified Party, or (ii) such Claim arises and relates to periods after the later of (x) the termination or expiration of the Agreement or (y) the return of the Facility and the Equipment in accordance with the terms hereof. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

      (b) This Agreement has been entered into on the assumption that (i) this Agreement will be treated for U.S. Federal income tax purposes as a true lease and Lessor will be treated as the owner and lessor of the Facility as of the date of Lessor's purchase of the Facility and Lessee will be treated as lessee of the Facility, (ii) the Lessor will be entitled to all Tax Benefits and Assumptions specified in Section "D" "Tax Benefits and Assumptions" of Exhibit No.1 in the hands of Lessor (all references to Lessor in this Section include Lessor and its assignees and the consolidated taxpayer group of which Lessor and any assignee is a member).

      (c) If for any reason whatsoever (i) tax counsel of Lessor, reasonably acceptable to Lessee, shall determine that due to an act or failure to act by Lessee or a change in law or a breach or inaccuracy of the assumptions in Section "D" "Assumptions" of Exhibit No.1 or a breach by the Construction Agent of its representations in Section 2.5 of the Construction Agency Agreement there is not a reasonable basis for Lessor to claim, or Lessor is required to reduce, defer, recompute or recapture, on its Federal income tax return all or any portion of the Tax Benefits and Assumptions with respect to the Facility or is required to include any amounts in income (other than those identified in paragraph c of Section D of Exhibit No.1), or (ii) any such Tax Benefit claimed on the Federal income tax return of Lessor is disallowed, reduced, deferred, recomputed or recaptured, or (iii) Lessor shall become liable for additional tax as a result of any substitution or modification of, or an attachment, addition or alteration to the Facility or the Equipment, the sale or transfer of any Unit, Equipment or Facility by Lessee to Lessor at any time, any assignment of purchase orders with respect to Additional Equipment from Lessee to Lessor or the purchase or other acquisition of Equipment after the Basic Term Commencement Date (any such determination, disallowance, adjustment, recomputation or recapture being hereinafter called a "Loss"), then Lessee shall pay to Lessor, as an indemnity and as additional Rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's Net Economic Return to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand after Lessor has suffered a Loss accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. If Lessor actually realizes a tax benefit as a result of a loss of a Tax Benefit for which Lessee has indemnified Lessor and such tax benefit was not taken into account in computing the amount of such indemnity payment, Lessor shall pay to Lessee the amount of such tax benefit actually realized. Any subsequent loss of such tax benefit by Lessor shall be deemed to be a loss of Tax Benefit subject to indemnification hereunder. Anything in this Section to the contrary notwithstanding, Lessee shall have no obligation to indemnify Lessor from or against any such Loss to the extent that such Loss is caused by: (i) any failure by Lessor to properly or timely claim on its Federal income tax return any Tax Benefit with respect to the Facility (unless such failure is based upon a determination by tax counsel of Lessor reasonably acceptable to Lessee that Lessor has no reasonable basis to claim such Tax Benefit with respect to the Facility); (ii) any failure of Lessor to have sufficient taxable income to benefit from the Tax Benefits and Assumptions;
(iii) any liability of Lessor for any alternative minimum taxes; (iv) any voluntary sale or participation or other voluntary disposition of its interest under this

Agreement or the Facility by Lessor other than (x) after a Default by Lessee,
(y) as a result of a Substitution by Lessee, or (z) as a result of any act or failure to act by Lessee; (v) any event which results in a payment by Lessee in an amount equal to, or measured by, the Stipulated Loss Value to the extent that such Loss was included in Lessor's calculation of such Stipulated Loss Value;
(vi) any change in tax law enacted and effective after the Basic Term Commencement Date (other than changes of tax law relating to acts or omissions of Lessee) whether or not permitted by this Agreement (unless required by the Operative Documents); (vii) the application of the mid-quarter convention within the meaning of Section 168(d)(4)(C) of the Code or the "short year" provisions of the Code or regulations thereunder; (viii) any willful misconduct or gross negligence of Lessor; (ix) the failure of Lessor to take action in a timely manner in contesting any action which reasonably could result in the payment by Lessee in respect of a Loss, but only if such failure effectively precludes Lessor or where applicable, Lessee, in its contest of any claim and only to the extent Lessor has a reasonable basis for so contesting the action and the contest would have been otherwise reasonable given the relevant facts and circumstances, or (x) the failure of the Lessor to be structured in a manner that the income or loss generated by the transactions contemplated hereby are reflected on the consolidated U.S. Federal income tax return which includes the U.S. corporate entities that own the equity interests in the Lessor.

      (d) Lessee shall defend, indemnify (on an After-Tax Basis) and hold harmless Lessor and its Affiliates, successors and assigns, directors, officers, employees and agents, from and against any Environmental Loss and, unless Lessee is then contesting in good faith such Environmental Loss and Lessee has set aside on its books appropriate reserves therefor, Lessee shall fully and promptly pay, perform and discharge any such Environmental Loss.

      (e) Labor Relations. Lessee acknowledges and agrees that there is no employment relationship between Lessor and the personnel, employees and subcontractors of the Lessee or its Affiliates, and responsibility for such labor relationship belongs exclusively to the Lessee or its Affiliate in accordance with the requirements of articles 8, 10, and 20 of the Mexican Federal Labor Law (Ley Federal del Trabajo). Lessee or its Affiliate is the "Employer" for all purposes of Mexico law with respect to all of the personnel and employees at Lessee's service, and they are the only person benefiting from the services rendered by such personnel and employees.

      Lessee represents and warrants that it or its Affiliates has the legal and economic capacity to comply with its labor obligations, so that it or its Affiliates shall be solely responsible for all obligations with respect to their respective personnel and employees.

      Therefore, in the case of any labor dispute between Lessee and its or its Affiliate's personnel, employees and subcontractors, in which, for any reason, Lessor is involved, Lessee shall release and indemnify Lessor (on an After-Tax Basis) from any kind of claim made against it by any of Lessee's or its Affiliate's personnel, employees and subcontractors, and Lessee shall have the obligation to pay any amounts as indemnification (severance) and other claims made by any personnel, employee or subcontractor, and the Lessee hereby releases Lessor from any responsibility thereof.

      Lessee shall reimburse Lessor for all costs and expenses caused by any labor dispute filed directly or indirectly against Lessee or Lessor or with respect to any Unit, the Equipment or the Facility.

      Lessee represents and warrants that it or its Affiliate is solely responsible for the fulfillment of its obligations with respect to their respective personnel, employees and subcontractors with regard to Mexican Institute of Social Security (IMSS), Employee Housing Fund Institute (INFONAVIT) and Retirement Saving Fund System (SAR), so that it or its Affiliate shall be solely responsible to cover the quotas and contributions required by reason of its personnel, employees or subcontractors before IMSS, INFONAVIT and SAR. Therefore, in the case of any kind of claim related to IMSS, INFONAVIT, and SAR, involving the Lessor in any way, Lessee will hold Lessor harmless from such claims and will be the solely responsible for any of such claims.

      Lessee shall reimburse Lessor of all expenses caused by any dispute filed directly or indirectly against Lessee or Lessor or by reason of the Equipment relating directly or indirectly to IMSS, INFONAVIT or SAR.

16.   DISCLAIMER

      LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE FACILITY AND THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES, AND IT ACKNOWLEDGES AND ACCEPTS THE PHYSICAL AND OPERATING STATE OF THE FACILITY AND THE EQUIPMENT AS SATISFACTORY. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE FACILITY OR THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other Person with respect to any of the following: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by the Facility or any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of the Facility or the Equipment or any risks relating thereto;
(iii) any interruption of service, loss of business or anticipated profits or consequential damages, including damages and lost profits (danos y perjuicios) as rendered by any law or court with jurisdiction in Mexico or any other similar concept under Applicable Law; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the Term of this Agreement to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Facility or Equipment.

17.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE

      (a) Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of execution of each Schedule:

            (i) Lessee is a sociedad anonima de capital variable duly incorporated and validly existing in accordance with the laws of Mexico, as evidenced by public deed No. 95,180, dated August 14, 2003, granted before Mr. Gerardo Correa Etchegaray, Notary Public No. 89 of the Federal District of Mexico, Mexico and duly recorded in the Public Registry of Commerce of the Judicial District of the State of Sonora, Mexico under commercial file (folio mercantil) number 33244-7.

            (ii) The Documents to which Lessee is a party have been duly authorized, executed and delivered by Lessee and assuming the due authorization, execution and delivery of the Documents by any party thereto other than Lessee constitute valid, legal and binding agreements, enforceable against Lessee in accordance with their respective terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy, concurso mercantil and insolvency laws, public policy.

            (iii) No approval, consent or withholding of objections is required from any Governmental Authority with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained or those, which if not obtained, would not have a Material Adverse Effect, individually or in the aggregate.

            (iv) Lessee has adequate power and capacity to enter into, and perform under, the Documents to which it is a party. The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to it or any provision of its charter or by-laws; or (ii) result in any breach of, constitute a default under or result in the creation of any Lien (other than Permitted Liens) upon the Facility or the Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which it is a party. Its attorney-in-fact has all necessary powers of attorney to represent and bind it and such powers have not been limited or revoked as of the date hereof.

            (v) There are no suits or proceedings (including arbitration proceedings) pending or to Lessee's knowledge threatened in court or before any commission, board or other administrative agency against or affecting Lessee or Collins which are reasonably likely to have a Material Adverse Effect.

            (vi) To the extent that Lessee has Equipment in the United States of America, Lessee is located in Washington, D.C. for the purposes of Section 9-307 of the UCC and covenants and agrees that it will not change such status without 30 days prior written notice to Lessor. Lessee also covenants and agrees that it shall not, for purposes of Section 9-503(a) of the UCC, change its name as reflected on the public record in the state of its organization without 30 days prior written notice to Lessor.

            (vii) The Facility and Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property and is not and shall not constitute real property fixtures.

            (viii) Each financial statement required to be delivered by Lessee to Lessor has been prepared in accordance with GAAP or Mexican GAAP, as applicable, and fairly presents, in all material respects, the financial condition of Collins and its consolidated subsidiaries, and (i) since December 31, 2003, the date of the most recent annual audited financial statement, there has been no material adverse change in the financial condition of C&A and its consolidated Subsidiaries; (ii) since June 30, 2004, the date of the most recent quarterly financial statements, there has been no material adverse change in the financial condition of C&A and its consolidated Subsidiaries.

            (ix) Each representation and warranty of Collins and C&A made in the Credit Agreement is true and correct in all material respects when made.

            (x) The Equipment Location identified on the Schedule is owned or leased by the entity identified on such Schedule free and clear of any liens for indebtedness or leases subject to the liens of mortgagees and interest of the landlords identified on such Schedule; provided, that Lessee shall obtain from such mortgagees or landlords a waiver or release within 10 days of a request from Lessor.

            (xi) Upon the Construction Completion Date (as defined in the CAA), Lessor shall have good and marketable title to the Equipment free and clear of all liens and encumbrances whatsoever.

            (xii) Following the Basic Term Commencement Date and continuing thereafter, the Facility and the Equipment will be used by Lessee in the active conduct of its business, pursuant to the terms of this Agreement and its by-laws.

            (xiii) Since June 30, 2004, there has not been any material adverse change in the capital structure or liquidity levels of C&A and its consolidated subsidiaries taken as a whole except as set forth in public filings or otherwise publicly disclosed.

            (xiv) Except as previously disclosed to Lessor prior to the Basic Term Commencement Date: (i) neither Lessee nor Collins is or has in the past been in violation of any Environmental Law which violation could reasonably be expected to result in a material liability to Collins or Lessee with respect to any Equipment Location or could otherwise result in a Material Adverse Effect; (ii) neither Collins nor Lessee, nor to Collins or Lessee's knowledge any third party, has used, released, discharged, generated, handled, manufactured, produced, stored, or disposed of at, in, on, under, or about any Equipment Location, or transported thereto or therefrom, any Hazardous Substances that could be expected to subject Collins or Lessee to liability under any Environmental Law; (iii) there are no Hazardous Substances generated, used, stored or present on the Equipment Location other than is necessary for the business as presently conducted and in compliance with applicable Environmental Law; (iv) to the best of Lessee's knowledge, there is or has been no condition, circumstance, action, omission, activity or event that could form the basis of any violation of any Environmental Law or any material liability to Collins and Lessee; (v) there is no proceeding, investigation or inquiry of which Lessee has been notified by any Governmental Authority (including without limitation, the U.S. Environmental Protection Agency or Mexico's Federal Prosecutor's Office for Environmental Protection (Procuraduria Federal de Proteccion al Ambiente) or any non-government third party with respect to the presence or Release of Hazardous Substances at, in, on, from or to any Equipment Location which presence or Release could reasonably be expected to result in any violation of Environmental Law; and (vi) and Lessee has no knowledge of any past or existing violations of any Environmental Laws by any Person relating in any way to any Equipment Location.

            (xv) The Facility and each Unit of Equipment has been "placed in service" on or prior to the Basic Term Commencement Date.

      (b) Lessee hereby covenants and agrees with Lessor that:

            (i) The Facility and the Equipment will at all times be used for commercial or business purposes, pursuant to the terms of this Agreement and its by-laws.

            (ii) Lessee shall maintain a system of identification number tagging on all the Equipment and any Part thereof which will identify (x) that the Facility and the Equipment is property of Lessor and (ii) the manufacturer, serial numbers and type and model thereof as set forth in Annex A to each Schedule.

            (iii) Lessee, at its sole cost and expense, at all times hereinafter shall maintain at the Equipment Location a written environmental, health and safety ("EH&S") program ("EH&S Program") aimed at ensuring that Lessee's operation at the Equipment Locations are conducted in compliance with all applicable Environmental Laws and which meets the requirements of ISO 14001 or comparable guidelines. The EH&S Program shall involve senior management, shall include a formal written corporate environmental policy, and shall be directed by the person responsible for Lessee's EH&S compliance.

            (iv) At Lessor's request (not more frequently than once in any 12-month period, unless a Default shall have occurred and be continuing), Lessee shall provide Lessor with a briefing regarding Lessee's EH&S Program.

            (v) Lessee agrees that it shall not change its name as currently reflected in its commercial file (folio mercantil) registered at the Public Registry of Commerce with jurisdiction over the place where Lessee has its corporate domicile without 30 days prior written notice to Lessor.

            (vi) Lessee shall provide, at its sole cost and expense, prior (A) to entering into a mortgage with respect to an Equipment Location, or (B) to the closing of any sale leaseback of an Equipment Location to any other Person, an Landlord Consent, duly executed (and in recordable form) by each landlord and/or mortgagee, with respect to such Equipment Location. Lessee shall maintain each Landlord Consent at all times during the Term for the estimated useful life of the Equipment. Lessee shall deliver to

      Lessor 30 days' prior written notice of any assignment, transfer or sale by Landlord (as defined in the CAA) of the Site and Lessee agrees to use commercially reasonable best efforts to obtain, on or before the effective date of Landlord's assignment, transfer or sale, from any successor owner of the Site a consent and agreement on substantially the same terms and conditions as the Landlord Consent (as defined in the CAA); provided, if such successor's consent and agreement is not obtained within 15 days after delivery by Lessee of such notice, Lessee shall, at Lessor's request, assign to Lessor all of Lessee's right, title and interest in the Site Lease (subject to the right of Lessor to accept or reject, in its sole discretion, such assignment at any time within 45 days' thereafter) and if Lessor accepts such assignment of the Site Lease, Lessee shall be required to sublease to Lessee and Lessee shall be required to sublease from Lessor the Site on the same terms and conditions as the Site Lease.

            (vii) Lessee shall maintain at all times from the date hereof through the Basic Term, an Acceptable Letter of Credit, for the benefit of Lessor, in order to secure Lessee's obligations under the Documents; provided that Lessee shall not be required to provide an Acceptable Letter of Credit for any time period during which Collins has received and for so long as it continues to maintain a senior secured debt rating of "Baa" or better from Moody's or "BBB" or better from S&P. In the event that any Acceptable Letter of Credit has an expiration or termination date prior to the Basic Term, Lessee shall replace such Acceptable Letter of Credit with an Acceptable Letter of Credit in accordance with the requirements of this Agreement no later than thirty (30) days prior to such expiration or termination date. If (a) a Downgrade Event has occurred or (b) Lessee shall make a good faith determination that a significant possibility exists that a Downgrade Event will occur, Lessee, within 30 days of the earliest of (i) having knowledge of such fact, (ii) reaching such good faith determination or (iii) receiving notice from Lessor of such fact, shall provide a replacement Acceptable Letter of Credit, in form and substance satisfactory to Lessor, and in compliance with Lessor's internal policies with respect to credit exposure and risk-management compliance. Except as expressly provided below, Lessee shall cause to be provided to Lessor a favorable opinion of counsel of the Acceptable Letter of Credit Bank issuing such replacement Acceptable Letter of Credit (such counsel and the form and substance of such opinion to be reasonably satisfactory to Lessor, covering customary matters including due authorization, execution and delivery and the validity and enforceability of the Acceptable Letter of Credit); provided, however, if such Acceptable Letter of Credit Bank is a United States money-centered bank with capital in excess of U.S.$500,000,000.00 Dollars, Lessee shall not be required to deliver such opinion. Lessee shall not at any time permit any Liens to exist on Lessor's interest in the Acceptable Letter of Credit or in its rights to enforce payment thereon.

            (viii) Lessee shall deliver the reports as set forth in Sections 5(b) and 5(e).

            (ix) Lessee shall promptly deliver to Lessor written notice of any default under any of the Operative Documents, the Documents or any material contract pertaining to the Facility or Equipment, including, without limitation, the Ford Supply Agreement and the Site Lease.

            (x) Lessee shall continue to supply from the Equipment Location substantially all products required to be delivered under the Ford Supply Agreement (exclusive of parts that are not manufactured at the Equipment Location).

            (xi) At all times during the Term, Collins shall control, directly or indirectly, 100% of the equity interests in Lessee or any successor entity other than as provided by Section 12(a)(x).

            (xii) Notwithstanding anything to the contrary in this Agreement or other Operative Documents, the Lessee, the Guarantor and their respective Affiliates shall not modify, supplement or amend the Site Lease, the Ford E&D Reimbursement Costs, or the Ford Supply Agreement in any manner which could have a material adverse effect on the Equipment or the Facility or the financial condition of Lessee or Guarantor, without the prior approval of the Lessor, not to be unreasonably withheld.

            (xiii) Lessee shall promptly deliver to Lessor notice if Collins is no longer Ford Motor Company's source of at least 90% of Ford Motor Company's requirements with respect to the type of products that are the subject of the Ford Supply Agreement.

            (xiv) Lessee shall have on a consolidated basis at the end of each Fiscal Quarter, beginning with that Fiscal Quarter which contains the 18 month anniversary of the Basic Term Commencement Date, a Fixed Charge Coverage Ratio of greater than 1.0:1.0 for the 12-month period then ended.

18.   INTENT; TITLE

      It is the express intent of the parties that this Agreement constitutes a true lease and not a sale of, or a financing arrangement with respect to, the Facility and Equipment. Title to the Facility and the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity, or interest in the Facility and the Equipment other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. The parties herein acknowledge that: (1) Lessor did not select, manufacture or supply the Facility or the Equipment and (2) Lessee hereby consents to each and every contract under which Lessor purchased the Facility and the Equipment. Furthermore, Lessee acknowledges: (1) that Lessee has selected each Vendor; and (2) that Lessee has been informed in writing in this Agreement, before signing this Agreement, that Lessee is entitled to the promises and warranties, including those of any third party, provided to Lessor by the Vendor in connection with or as part of the contract by which Lessor acquired the Facility and the Equipment, and that Lessee may communicate with the Vendor and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee and any rights now or hereafter conferred by statute or otherwise which may limit or modify any of Lessor's rights or remedies under Section 12 hereof; provided, however, that such waiver shall not preclude Lessee from asserting any claim of Lessee against Lessor in a separate cause of action; and provided, further that such waiver shall not affect Lessor's obligations of good faith, diligence, reasonableness and care.

19.   PURCHASE AND RENEWAL OPTIONS

      Provided no Default shall have occurred and be continuing, Lessee shall have the option upon the expiration of the Term to renew the Term of this Agreement with respect to, or to purchase, the Facility and all (but not less than all) of the Equipment leased under all Schedules executed hereunder upon the following terms and conditions.

      (a) Upon expiration of the Basic Term, Lessee may elect to renew the Term with respect to the Facility and all, but not less than all, of the Equipment for a single Renewal Term of eighteen (18) months, at a periodic Rent (payable on the Rent Payment Dates set forth in the applicable Schedule) equal to the Fair Market Rental Value of the Facility and the Equipment, subject to receipt of an appraisal satisfactory to Lessor to the effect that (i) the proposed Renewal Term together with all prior Terms shall not exceed 80% of the estimated economic useful life of the Facility and the Equipment and (ii) at the end the proposed Renewal Term, the Fair Market Value of the Facility and the Equipment (determined without regard to inflation or deflation) is expected to equal 20% or more of the Capitalized Lessor's Cost, and further subject to minimum credit rating requirements and other limitations (including, but not limited to, compliance with tax requirements) in Lessor's determination.

      (b) Lessee may elect to purchase, at expiration of the Basic Term or the Renewal Term, all (but not less than all) of the Equipment on an AS IS, WHERE IS BASIS, for cash equal to the then Fair Market Value of the Facility and the Equipment, plus (in any event) all applicable taxes. On the last day of the Term, Lessor shall receive in cash the full purchase price (plus all applicable taxes), together with any Rent or other sums then due hereunder on such date and Lessor shall convey the Facility and the Equipment to Lessee on an AS IS, WHERE IS BASIS.

      (c) If a Default shall have occurred and be continuing at the time of the notice in the first sentence of paragraph (d) below, then on the date of expiration of the Term, Lessee shall return the Equipment in full compliance with Section 11 of this Agreement on or prior to the date of expiration of the Term. If Lessee shall have given the notice provided in the first sentence of paragraph (d) below, and a Default occurs and is continuing at the expiration of this Agreement, Lessor may elect either to enforce the option exercised by Lessee or demand return of the Equipment in full compliance with Section 11 of this Agreement.

      (d) Lessee shall give Lessor not less than 365 days' irrevocable written notice of whether Lessee shall exercise either of its options pursuant to paragraphs (a) or (b) above. If Lessee timely elects to exercise its options pursuant to paragraphs (a) or (b) above, Lessee shall give Lessor at least 90 days' irrevocable written notice to Lessor prior to the expiration of the Term of its election of either the option under paragraph (a) or the option under paragraph (b).

      (e) Upon the occurrence of a Special Change of Control at least twenty-four (24) months before the end of the Basic Term, Lessee shall have the option to purchase the Facility and the Equipment within thirty (30) days after receipt of notice of the Special Change of Control on an AS IS, WHERE IS BASIS for the greater of the Fair Market Value or the Stipulated Loss Value, plus all applicable taxes, together with any Rent (including Basic Term Rent) or other sums then due hereunder on such date.

20.   MISCELLANEOUS

      (a) Additional Equipment. If the Lessee wishes to acquire and install at the Site any equipment, or equipment parts, supplies or accessories (other than such as is deemed by Lessee as "integral equipment" for the purposes of FASB Interpretation No. 43, as clarified by EITF Issue No. 00-13), which were not contemplated by the Construction Budget ("Additional Equipment"), the Lessor shall have a right of first refusal to acquire and lease such Additional Equipment. If the Lessor declines to acquire and lease such Additional Equipment the Lessee may purchase the Additional Equipment for cash or finance its acquisition using an independent third party ("Third Party Financier"); provided, that in the opinion of Lessor, Appraiser and Engineering Consultant, such Additional Equipment does not (i) reduce the fair market value, residual value, useful life, or utility of the Equipment or the Facility, or (ii) cause the Equipment or the Facility to be incomplete for its intended use, or (iii) cause the Equipment or the Facility to become "limited use property" within the meaning of Rev. Proc. 2001-28, 2001-19 I.R.B. 1156 or Rev. Proc. 2001-29,
2001-19 I.R.B 1160 or (iv) cause Lessee to have an economic compulsion to exercise its purchase or renewal options. Notwithstanding the foregoing, to the extent the Additional Equipment constitutes a Non-Severable Improvement (i) it must be and remain free and clear of all liens, claims and encumbrances (including any Lien of any Third Party Financier) (ii) it shall be deemed solely the property of the Lessor and it shall receive a bill of sale for any such Non-Severable Improvement.

      (b) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of the Facility or the Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

      (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith.

      (d) Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor, and to execute and deliver to Lessor such further documents, instruments and assurances and to take such further action as Lessor from time to time reasonably may request in order to carry out the intent and purpose of the transaction contemplated hereunder.

      (e) All notices required to be given hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

If to the Lessee:  Collins & Aikman Automotive Company de Mexico, S.A. de C.V.
                   Calle 17 y 34 S/N, Ampliacion Morelos, Saltillo, C.P. 25017, Saltillo, Coahuila, Mexico.
                   Attention: Maria Luisa Rico Rojas
                   Telephone: (844) 411 54 01 or (844) 411 54 09.
                   Facsimile: (844) 4 11 54 43

With a copy to:    Baker & McKenzie
                   Blvd. Manuel Avila Camacho 1, piso 12, Plaza
                   Scotiabank Inverlat, Lomas
                   de Chapultepec, 11009 Mexico, D.F.
                   Attention: Jorge Pelaez Bolanos
                   Telephone: (5255) 5279-2900 or (5255) 5279-2907
                   Facsimile: (5255) 5557-8812

If to the Lessor:  GE Capital de Mexico, S. de R.L. de C.V.
                   Prolongacion Reforma No. 490
                   Piso 3 Col. Santa Fe
                   Mexico, DF 01210
                   Attention: Evaristo Israel Martinez, Controller
                   Telephone: (5255) 52576201
                   Facsimile: (5255) 52576240

With copies to:    GE Commercial Finance
                   Commercial & Industrial Finance
                   401 Merritt 7
                   Norwalk, CT 06851-1177
                   Attention: Portfolio Manager

                   GE Commercial Finance
                   Commercial & Industrial Finance
                   401 Merritt 7
                   Norwalk, CT 06851-1177
                   Attention: General Counsel

      (f) This Agreement, the Exhibits and each Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

      (g) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. The obligations of Lessee under Sections 4, 11 and 15 hereof which accrue during the Term of this Agreement and obligations which by their express terms survive the termination of this Agreement, shall survive the termination of this Agreement.

      (h) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance (together with interest thereon at the Overdue Rate) shall constitute additional Rent due to Lessor within 5 days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

      (i) Any Rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of the Index Rate plus 2% per annum or the maximum rate allowed by law (the "Overdue Rate").

      (j) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      (k) So long as no Default shall have occurred and be continuing hereunder, and conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or Persons claiming under Lessor, Lessee shall peaceably and quietly hold, possess and use the Facility and the Equipment during the Term of this Agreement subject to the terms and conditions hereof.

      (l) Lessee agrees to pay on demand all reasonable costs and expenses incurred by Lessor and any assignee from and after the Basic Term Commencement Date during the term of this Agreement in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Documents, including (without limitation) the reasonable fees and expenses of counsel for Lessor and any assignee, due diligence, appraisals, lien searches, UCC and/or Landlord Consent filing fees, fees related to the registration of this Agreement with the Public Registry of Commerce with jurisdiction over the place where Lessee has its corporate domicile and with the Public Registry of Commerce with jurisdiction over the place where the Facility and Equipment shall be located, and field audits; and all costs and expenses, if any, in connection with the enforcement of any of the Documents.

      (m) No party hereto will itself use or intentionally disclose, directly or indirectly, any confidential information obtained from the other party hereunder or in connection herewith which is designated in writing by such party as confidential or proprietary ("Confidential Information"), except as required by law or by the express terms hereof, and will use all reasonable efforts to have all such information kept confidential and not used in any way known to such party to be detrimental to the parties; provided, that (i) each party may use, retain and disclose any such Confidential Information to its counsel or special counsel and public accountants, any potential transferees, and any governmental authority requesting such disclosure, provided, that such counsel, special counsel, public accountants or potential transferees agree in advance to keep such information confidential, (ii) each party may use, retain and disclose any such Confidential Information which has been publicly disclosed or has rightfully come into the possession of such party or any affiliate thereof,
(iii) each party may disclose any such Confidential Information to any governmental authority, having jurisdiction over such party in the course of any review of the books and records of such party by such governmental authority,
(iv) Lessor may disclose any such information as it determines is reasonably necessary to satisfy its disclosure obligations under applicable laws, rules or regulations, or to any rating agency or industry regulatory body, or to any proposed transferee provided, such proposed transferee agrees in advance to keep such information confidential, (v) to the extent that such party or any affiliate thereof may have received a subpoena or other written demand under color of legal right for such Confidential Information, such party or affiliate may disclose such Confidential Information, but such party shall first to the extent permitted by law or order of any court, as soon as practicable upon receipt of such demand, advise the party as to which disclosure is proposed and afford such party reasonable opportunity to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the Confidential Information required to be disclosed and (vi) there is no restriction (either expressly or implied) on any disclosure or dissemination of the tax structure or tax aspects of the transactions contemplated by this Agreement.

      (n) The parties hereto acknowledge and agree that this Agreement together with all Schedules shall constitute a single lease instrument.

      (o) Judgment Currency.

            (i) Obligation to Pay in Dollars. The Lessee's obligations under this Agreement to make payment in Dollars (the "Obligation Currency"), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt of the full amount of the Obligation Currency expressed to be payable under this Agreement. If, for the purpose of obtaining or enforcing judgment against the Lessee in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which Citibank N.A. could purchase Dollars with such Judgment Currency in accordance with normal banking procedures in New York City, State of New York, United States of America, as of the day (or, if such day is not a Business Day, on the next succeeding Business Day) on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

            (ii) Additional Amounts. If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due from the Lessee, the Lessee covenants to pay, or cause to be paid, such additional amounts, if any (but, in any event, not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award against it at the rate of exchange prevailing on the Judgment Currency Conversion Date. If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in the Lessee paying an amount in excess of that necessary to discharge or satisfy any judgment against it, the Lessor shall transfer or cause to be transferred to the Lessee the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

            (iii) Determination of Amount. For purposes of determining the applicable currency equivalent or other rate of exchange under this
      Section 20(o), such amount shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

21.   CHOICE OF LAW; JURISDICTION

      This Agreement shall be governed and construed in accordance with the laws of Mexico. For the interpretation and compliance with this Agreement, the parties hereby expressly and irrevocable submit themselves to the jurisdiction of the competent courts of Mexico, City, Federal District of Mexico, Mexico, expressly waiving any other jurisdiction to which they may be entitled by reason of their present or future domicile, or for any other reason.

22.   [RESERVED]

23.   DEFINITIONS

The following terms when used in this Agreement or in each Schedule shall have the following meanings:

"Acceptable Letter of Credit" shall mean a valid and enforceable irrevocable transferable letter of credit executed and delivered pursuant to Section 1(b) in substantially the form of Exhibit No. 2 hereto and otherwise in form and substance acceptable to Lessor that is: (1) issued by an Acceptable Letter of Credit Bank to Lessor (or its Affiliate or other designee), (2) having a stated expiration date of not earlier than 364 days after the date of original issuance, (3) drawable in full if not renewed or replaced with an Acceptable Letter of Credit 30 days before its expiry, (4) having, as of the date of issuance, a stated amount not less than the Required Amount, (5) payable and drawable at an office of such issuing bank in the United States of America, (6) payable in U.S. dollars in immediately available funds, (7) issued under arrangements not illegal for the parties to enter into, (8) is governed by the Uniform Customs and Practice for Documentary Credits (revision effective January 1, 1994), International Chamber of Commerce Publication No. 500 or the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, and, to the extent not inconsistent therewith, the laws of New York State, and (9) which shall permit the beneficiary thereof to assign its interest without the consent of such Acceptable Letter of Credit Bank.

"Acceptable Letter of Credit Bank" shall mean a bank (1) the senior unsecured debt obligations (or long-term deposits) of which upon the date of issuance of an Acceptable Letter of Credit is rated at least "A3" by Moody's and at least "A-" by S&P, with capital in excess of U.S.$500,000,000.00 Dollars, (2) from whom receipt of a letter does not violate Lessor's then current policies including its credit and lending country exposure limits, which country limits shall be deemed satisfied if the bank is a United States bank, (3) as to whom there shall be no material litigation or arbitration proceeding threatened pending between Lessor and such bank and (4) whom is otherwise reasonably acceptable to Lessor acting in good faith.

"Additional Construction Document" shall mean any material contract or undertaking to which the Lessee or the Lessor is a party relating to the development, construction, operation, administration or maintenance of any Unit, the Equipment or the Facility entered into after the Construction Closing Date (as defined in the CAA).

"Additional Equipment" shall have the meaning set forth in Section 20(a) of this Agreement.

"Adverse Environmental Condition" shall refer to (i) an Environmental Emission (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Emission), of, or exposure to, any Contaminant in violation of any Environmental Law, at, in, by, or from the Facility or any Equipment, (ii) the generation, handling, use, transportation, storage, treatment or disposal of Contaminants in connection with the operation of the Facility and Equipment in violation of any Environmental Law, or (iii) the violation, or alleged violation, of any Environmental Law resulting from ownership, possession, use, operation or modification of the Facility and Equipment.

"Affiliate" shall refer, with respect to any given Person, to (a) each Person that controls, is controlled by, or is under common control with, such Person, or (b) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"After-Tax Basis" shall mean, in the context of determining the amount of a payment to be made on such basis, the payment of an amount which, after reduction by the net increase in Taxes of the recipient (actual or constructive) of such payment, which net increase shall be calculated by taking into account any reduction in such Taxes resulting from any tax benefits realized or to be realized by the recipient as a result of such payment, shall be equal to the amount required to be paid. In calculating the amount payable by reason of this provision, all income taxes payable and tax benefits realized or to be realized shall be determined on the assumptions that (i) the recipient is subject to applicable income taxes at the highest marginal tax rates then applicable to widely held corporations that are in effect in the applicable jurisdictions for the relevant period or periods and (ii) all related tax benefits are utilized at the highest marginal tax rates then applicable to widely held corporations that are in effect in the applicable jurisdictions for the relevant period or periods, and shall take into account the deductibility of state and local income taxes for U.S. Federal income tax purposes.

"Agreement" shall have the meaning given such term in the preamble hereto.

"Applicable Laws" means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws, labor laws and Environmental Laws, compliance with which is required with respect to the Facility and Equipment, whether or not such compliance shall require structural, unforeseen or extraordinary changes to the Facility and the Equipment or the operation, occupancy or use thereof.

"Appraisal" shall mean the appraisal, dated the Basic Term Commencement Date, prepared by the Appraiser and addressed to the Lessor, which Appraisal shall:

            i. confirm that the Facility Cost shall be equal to the aggregate fair market value of the Facility on the Basic Term Commencement Date;

            ii. determine the economic useful life of the Facility and confirm that the Facility shall be reasonably estimated on the Basic Term Commencement Date to have (i) a remaining economic useful life equal to 133.33% of the Basic Term and (ii) a fair market value at the end of the Basic Term equal to at least 20% of the Facility Cost, without regard to inflation or deflation during the Basic Term;

            iii. confirm that it is reasonable to expect that upon expiration or termination of the this Agreement, it will be commercially feasible for a party other than the Lessee to operate the Facility;

            iv. allocate the percentage of the Facility Cost eligible for each category of Depreciation Deduction;

            v. confirm orderly liquidation values for the Units, the Equipment and the Facility; and

            vi.   address any other matters that the Lessor shall request.

"Appraisal Procedure" shall mean the following procedure for determining the Fair Market Rental Value or the Fair Market Value of the Facility or one or more Units of the Equipment:

      (a) At either Lessee's or Lessor's request, as the case may be, Lessor and Lessee shall negotiate in good faith to determine the Fair Market Value and Fair Market Rental Value the Facility or of one or more Units of Equipment within 30 days after such request has been given. If after such 30-day period, Lessor and Lessee are unable to agree upon a determination of the Fair Market Value or Fair Market Rental Value, as the case may be, of the Facility or such Units of Equipment, the Fair Market Value or Fair Market Rental Value, as the case may be, shall be determined in accordance with the appraisal procedure set forth in this definition. If either party shall have given written notice to the other requesting determination of such Fair Market Value or Fair Market Rental Value by such appraisal procedure, the parties shall consult for the purpose of appointing an independent appraiser by mutual agreement. If a single appraiser shall have been appointed by the parties, the determination of such appraiser shall be final and binding upon the parties. If no such appraiser is appointed within 20 days after such notice is given, such determinations shall be made as follows:

            (i) Two appraisers shall be appointed, one of whom shall be selected by Lessee and the other of whom shall be selected by Lessor, both selections to be made within 10 days after the end of such 20 day period. The appraisal determined by each appraiser shall be compared and if the differential between the two is less then 10% of the average of the two appraisers, then such average of the two appraisals shall be final and binding upon the parties; but

            (ii) if the differential between the two appraisals is 10% or more of the average of the appraisals, then a third appraiser shall be promptly appointed by the American Arbitration Association of New York, in accordance with its rules as then in effect. The appraisals determined by each of the three appraisers shall be averaged and the appraisal furthest from such average shall be disregarded. The appraisals determined by each of the two remaining appraisers shall be averaged and such average shall be final and binding upon the parties.

      (b) The appraiser or appraisers shall be provided with, and instructed to appraise in accordance with, the definitions of all terms appearing herein and having a bearing on the determinations subject to appraisal and in accordance with customary appraisal procedures.

      (c) The fees and expenses of each appraiser shall be paid by Lessee.

"Appraiser" shall mean Deloitte & Touche LLP, a licensed appraiser pursuant to Title XI of FIRREA.

"AS IS, WHERE IS BASIS" shall mean the transfer on an AS IS, WHERE IS BASIS, without recourse or warranty, express or implied of any kind whatsoever, of the interest in the Facility and Equipment.

"Basic Term" shall have the meaning given such term in Section B of the applicable Schedule.

"Basic Term Commencement Date" shall have the meaning given such term in Section 2(a) of this Agreement.

"Basic Term Rent" shall have the meaning given such term in Section E of the applicable Schedule. Basic Term Rent shall equal the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of the Facility and Equipment on the applicable Schedule.

"Basic Term Lease Rate Factor" shall have meaning given such term in Section B of the applicable Schedule.

"Business Day" shall mean any day other than a Saturday, a Sunday, and any day on which commercial banking institutions located in Mexico, City, Federal District of Mexico, Mexico are authorized by law or other governmental action to close.

"C&A" means Collins & Aikman Corporation, a Delaware corporation.

"CAA" means that Construction Agency Agreement dated as of the date hereof between the Lessor, as owner and the Lessee, as the construction agent.

"Capitalized Lessor's Cost" with respect to the Facility and any Equipment on a Schedule shall have the meaning given such term in Section B of such Schedule and with respect to the Facility or any Unit shall equal the value specified underneath the column headed "Fair Market Value" on the schedule attached to Annex A to the appropriate Schedule.

"Casualty Occurrence" shall have the meaning in Section 8 of this Agreement.

"Certificate of Acceptance" means each certificate of acceptance executed and delivered pursuant to Section 1(b) in substantially the form of Annex B to Exhibit No. 1 hereto.

"Change in Law" shall mean any change in, or the introduction, adoption, effectiveness or phase-in of any Applicable Law or in the interpretation, re-interpretation or application thereof or compliance by any Person with any request or directive (whether or not having the force of law) from any Governmental Authority made subsequent to the date of this Agreement.

"Change of Control" shall mean a transaction or series of transactions pursuant to which a Person or group of Persons (other than Heartland Industrial Partners and its Affiliates or a group that includes any of them), directly or indirectly, becomes the beneficial owner of more than 39% of the voting stock of C&A, Collins or Lessee.

"Claim" has the meaning given to such term in Section 15 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended and superceded from time to time, unless the context requires otherwise.

"Collins" means Collins & Aikman Products Co., a Delaware corporation.

"Commitment Fee Letter" shall mean that certain Commitment Fee Letter dated as of the date hereof, between the Lessor and the Lessee.

"Competitor" means any Person which competes with Lessee in the interior automotive trim business, provided, that Competitor shall not mean any Affiliate of Lessor that is engaged as a passive investor in the lease financing of equipment as an equity or debt investor in any such Person provided, that the financial organizations of automobile original equipment manufacturers shall not be considered "Competitors".

"Confidential Information" shall have the meaning given such term in Section 20(m) of this Agreement.

"Construction Budget" shall mean the budget attached as Exhibit VIII to the CAA, which budget sets forth all costs anticipated on the Construction Closing Date to be incurred for the purchase (in the name of the Lessor, as owner), modification, technological upgrade, delivery, installation of each Unit and the Equipment and the development, construction, start-up and testing of the Facility as may be amended, modified or adjusted in accordance with the CAA.

"Contaminant" shall refer to those substances, including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances and Hazardous Substances in general, which are regulated by or form the basis of liability under any Environmental Law.

"Credit Agreement" shall mean shall mean the Credit Agreement dated as of December 20, 2001 as Amended and Restated as of September 1, 2004 among Collins, as Borrower, Collins & Aikman Corporation, the Lenders named therein, Deutsche Bank Securities Inc., as Documentation Agent, Credit Suisse First Boston, as Syndication Agent, and JP Morgan Chase Bank, as Administrative Agent, as amended from time to time and any successor credit agreement entered into in connection with a refinancing, refunding or replacements thereto. References to any terms defined in the Credit Agreement shall mean the Credit Agreement as in effect as of the date hereof without regard to any further amendments or supplements.

"Default" shall have the meaning given such term in Section 12(a) of this Agreement.

"Documents" means, collectively, this Agreement, each Schedule, each invoice, each importation document, each Certificate of Acceptance, each Landlord Consent, the Guaranty and all related documents.

"Dollars" "U.S.$" means the legal currency of the United States of America.

"Downgrade Event" shall mean that the senior unsecured debt obligations (or long-term deposits) of an Acceptable Letter of Credit Bank are no longer rated at least "Baa3" by Moody's and at least "BBB-" by S&P.

"EBITDAR" shall mean, without duplication, for any fiscal period, the sum of the amounts for such fiscal period of (i) operating income, (ii) depreciation expense, (iii) amortization expense, (iv) facility lease expense, (v) equipment lease expense, all as determined on a consolidated basis for Lessee. For purposes of this definition, operating income shall be defined as net sales less the sum of the amounts, as calculated under GAAP, for such fiscal period of (i) cost of good sold, (ii) selling, general and administrative expenses, (iii) restructuring charges, (iv) impairment of long lived asset charges.

"EH&S" shall have the meaning given such term in Section 17(b)(iii) of this Agreement.

"EH&S Program" shall have the meaning given such term in Section 17(b)(iii) of this Agreement.

"Engineering Consultant" shall mean Sauer, Incorporated or such other recognized engineering firm as the Owner shall designate.

"Environmental Evaluation" means a Phase I Environmental Site Assessment (an "ESA") and a limited Phase II ESA ("Baseline Study") of the Site. The Environmental Consultant shall prepare a scope of work for the Baseline Study, acceptable to Lessor, which scope of work shall be sufficient to establish the presence or absence of soil contamination on the Site. In the event that the Phase I ESA identifies recognized environmental concerns and the Environmental Consultant recommends further evaluation and investigation of the Site in addition to the Baseline Study, the Construction Agent will retain a qualified and competent environmental consultant (who is also acceptable to Lessor) to undertake, as soon as reasonably practicable, a Phase II ESA. In the event that the Phase I ESA identifies recognized environmental concerns and the Environmental Consultant does not recommend further evaluation and investigation of the Site, Lessor may request, which request must be based on, and reasonably related to, the findings and conclusions of the Phase I ESA, that Lessee retain a qualified and competent environmental consultant (who is also acceptable to Lessor) to conduct a complete or limited Phase II ESA, in addition to the Baseline Study. Copies of any Phase I ESA or Phase II ESA reports shall be provided to Lessor and any such evaluations shall be at Lessee's expense.

"Environmental Consultant" shall mean Geomatrix Consultants.

"Environmental Emission" shall refer to any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment into or out of any of the Equipment, including, without limitation, the movement of any Contaminant through or in the air, soil, surface water or groundwater.

"Environmental Law" shall mean any Federal, state or local law, rule or regulation of Mexico, international treaty to which Mexico is a party, Official Mexican Standard (norma oficial mexicana) judgment, decree, resolution or other requirement of any Governmental Authority pertaining to the protection of the environment, air, water, groundwater, soil, subsoil, natural resources, florae, wildlife species, or to the generation, handling, storage, treatment, disposal, release, recycling or transportation of any Hazardous Substances, or human exposure thereto, including, but not limited to, Mexico's General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecologico y la Proteccion al Ambiente), Mexico's National Waters Law (Ley de Aguas Nacionales), Mexico's General Health Law (Ley General de Salud, to the extent relating to environmental matters), Mexico's General Law for the Prevention and Integral Management of Waste (Ley General para la Prevencion y Gestion Integral de los Residuos), Mexican official norms NOM-052-SEMARNAT-1993 and NOM-053- SEMARNAT-1993, Mexico's Federal Regulation on Environment, Health and Safety in the Work Place (Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo) and any Official Mexican Standards relating to health or safety matters issued by Mexico's Federal Ministry of Labor and Public Welfare, including but not limited to Official Mexican Standard NOM-010-STPS-1999, as these laws have been amended (or supplemented with the effect of force of law), and the regulations promulgated pursuant thereto.

"Environmental Loss" shall mean any loss, cost, including investigation, removal, cleanup and remedial costs, damage, liability, fine, penalty, penalty interest and surcharges or expense (including, without limitation, reasonable attorneys' engineering and other professional or expert fees), and damages to, loss of the use of or decrease in value of the Facility or the Equipment arising out of or based on any Adverse Environmental Condition to the extent attributable to events occurring prior to the later of the return of the Facility or the Equipment, in accordance with the terms of this Agreement, or the expiration or termination of this Agreement.

"Equipment" shall mean (i) the equipment listed in Annex A to each Schedule,
(ii) Parts or components thereof, (iii) ancillary equipment or devices furnished therewith under this Agreement, (iv) all manuals and records (other than Rent records) with respect to such Equipment, and (v) all substitutions and replacements of any and all thereof, including, but not limited to, any replacement equipment which may from time to time be substituted for the Equipment leased hereunder; together in each case with any and all Parts permanently incorporated or installed in or attached thereto or any and all Parts temporarily removed therefrom. Except as otherwise set forth herein, at such time as (x) replacement equipment shall be so substituted and leased hereunder, or (y) any Equipment shall be subject to a Casualty Occurrence and Lessee shall have paid all sums due under Section 8 with respect thereto, in each case, such Equipment shall cease to be Equipment hereunder on a prospective basis.

"Equipment Location" with respect to any Unit shall mean the location of such Unit specified in Section B of the applicable Schedule.

"Event" shall have the meaning given such term in Section 12(a)(x) of this Agreement.

"Excluded Taxes" shall have the meaning given such term in Section 4(a) of this Agreement.

"Facility" means the build to suit dry cast (TAC II), injection molding, foaming, assembly and sequencing and paint line automotive interior production facility to be developed, installed, assembled, constructed and operated on the Equipment Location (but shall not include any real property) and all Units and the Equipment constructed and installed pursuant to the CAA and the other Project Documents (as such term is defined in the CAA).

"Facility Cost" shall have the meaning given such term in the Construction Agency Agreement.

"Fair Market Rental Value" shall mean the Rent which a willing lessee (who is neither a lessee in possession nor a used equipment dealer) would pay for the Rent of the Facility or one or more particular Units of the Equipment (in use and in place) in an arms'-length transaction to a willing lessor under no compulsion to lease for a period similar to the Renewal Term, determined using the same methodology and assumptions as utilized on the Basic Term Commencement Date for purposes of establishing Capitalized Lessor's Cost; provided, however, that in such determination the Facility or Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. Fair Market Rental Value shall be determined by the Appraisal Procedure.

"Fair Market Value" shall mean the price which a willing buyer (who is not a used equipment dealer) would pay for the Facility or one or more particular Units of the Equipment (in use and in place) in an arm's-length transaction to a willing seller under no compulsion to sell, determined using the same methodology and assumptions as utilized on the Basic Term Commencement Date for purposes of establishing Capitalized Lessor's Cost; provided, however, that in such determination the Facility or Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. Fair Market Value shall be determined by the Appraisal Procedure.

"FIRREA" shall mean the Federal Financial Institution Reform, Recovery and Enforcement Act of 1989.

"Fiscal Quarter" means any of the quarterly accounting periods of Lessee, ending on March 31, June 30, September 30 and December 31 of each year.

"Fixed Charges" means, with respect to Lessee for any fiscal period, (a) the aggregate of all Rent paid or accrued during such period, plus (b) rent attributable to the Site Lease.

"Fixed Charge Coverage Ratio" means the ratio of EBITDAR to Fixed Charges.

"Floating Lien Pledge" means that certain Floating Lien Pledge Agreement, dated as of the date hereof, between the Lessee, as pledgor and the Lessor, as pledgee

"Ford E&D Reimbursement" shall mean all engineering and design costs (including without limitation, the costs enumerated under Section 27.03 of the "Global Terms and Conditions" contained within the Ford Supply Agreement) payable by Ford Motor Company or its Affiliate(s) to the Company upon achieving program approval milestones, pursuant to the Ford Supply Agreement.

"Ford Supply Agreement" means, collectively, the "Global Terms and Conditions" agreement, dated January 1, 2004, and each related "Target Agreement" entered into by and between the Company and Ford Motor Company or its Affiliate(s).

"GAAP" shall have the meaning given such term in Section 5(b) of this Agreement.

"GECMG" means GECC Capital Markets Group, Inc..

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity either local or foreign exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranty" means a guaranty, dated as of the date hereof, made by Collins in favor of Lessor substantially in the form of Exhibit No. 4 hereto, if and when delivered.

"Guaranty Trust" means that certain Irrevocable Guaranty Trust Agreement number 439, dated as of the date hereof, executed by and among Collins & Aikman Holdings, S.A. de C.V. and Collins & Aikman Automotive Company de Mexico, S.A. de C.V., the Lessor, and Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, Fiduciario, with the acknowledgment of the Lessee.

"Hazardous Substances" means any hazardous or toxic substance, material or waste, pollutant or contaminant, whether in solid, liquid or gaseous form, or any hazardous or toxic constituents thereof, and in general any waste, substance or material which generation, use, handling, treatment, remediation, storage, transportation, disposal, discharge, release, existence or emission are in any way governed by or subject to any Environmental Laws, including without limitation any and all hazardous or toxic substances, materials or wastes governed by, subject to or defined under applicable Environmental Laws, including, but not limited to, petroleum or petroleum-derived products, radon gas, asbestos, asbestos containing materials, PCB's, radioactive substances and in general any substance, material or waste that is of a corrosive, reactive, explosive, toxic, flammable or biologically infectious nature and any containers, recipients, packages or soils that may have been in contact with any such materials, wastes or substances.

"Indemnified Party" shall have the meaning given such term in Section 15(a) of this Agreement.

"Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the bank prime loan rate or its equivalent), and
(ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

"Intercompany Agreement" shall mean that certain Intercompany Subordination Agreement, dated as of the date hereof, among the Lessee, the Guarantor, the Lessor and Affiliates of the Lessee.

"Investment Grade Status" shall mean the obligations under the Credit Agreement are rated both Baa3 or higher by Moody's and BBB- or higher by S&P.

"Judgment Currency" shall have the meaning given such term in Section 20(o)(i) of this Agreement.

"Judgment Currency Conversion Date" shall have the meaning given such term in
Section 20(o)(i) of this Agreement.

"Landlord Consent" means each landlord consent executed and delivered pursuant to Section 1(b), Section 6(e)(v) or Section 17(b)(vi) in substantially the form of the Landlord Consent (as defined in the CAA) or otherwise in form and substance reasonably satisfactory to Lessor.

"Lessee" shall have the meaning given such term in the preamble to this Agreement.

"Lessor" shall have the meaning given such term in the preamble to this Agreement.

"Lessor's Transaction Expenses" shall mean (a) any Transaction Expenses, as defined in the CAA, which is not included as part of Capitalized Lessor's Cost, plus (b) the appropriate amount of Equity Yield associated with the amount described in (a) above, in both instances as determined by the Appraiser as set forth in the Appraisal.

"Lessor's Lien" shall mean any Lien affecting the Facility or Equipment or any part thereof arising as a result of (i) Lessor's rights under or pursuant to this Agreement; (ii) any claim arising from any transfer by Lessor of an interest in the Facility, the Equipment or this Agreement; (iii) any claim against Lessor not related to the transactions contemplated by this Agreement;
(iv) any act or omission of Lessor not expressly contemplated by this Agreement or not permitted without consent (which consent has not been granted) by Lessee or that is in violation of any term of this Agreement or not taken as a result of the occurrence and continuance of a Default as permitted by this Agreement; or (v) taxes imposed against Lessor or the consolidated group of taxpayers of which it is a member which are not to be indemnified against by Lessee under this Agreement; provided, however, that there shall be excluded from this definition and no Lessor's Lien shall exist if such Lien is being diligently contested in good faith so long as neither such proceedings nor Lien involves a material danger of the sale, forfeiture or loss of the Facility and the Equipment or adversely affects Lessee's rights under this Agreement.

"License Agreement" shall mean the License Agreement dated as of the date hereof, by and between Collins and the Lessor.

"Lien" shall mean any mortgage, trust, pledge, Lien, charge, encumbrance, lease, exercise of rights, security interest, lease in the nature of a security interest, statutory right in rem, or claim of any kind, including any thereof arising under any conditional sale agreement, equipment trust agreement or title retention agreement.

"Loss" shall have the meaning given such term in Section 15(c) of this Agreement.

"Material Adverse Effect" shall mean (i) a materially adverse effect on the operations, properties, assets, financial condition, contingent or otherwise, or material agreements of Collins or Lessee, as the case may be or (ii) a material impairment of the ability of Collins or Lessee, as the case may be, to perform their respective obligations under or to remain in compliance with the Documents to which they are a party or under the Credit Agreement, as the case may be.

"Mexican GAAP" shall mean those accounting principles required to be used when conducting a statutory audit in Mexico.

"Mexico" means the United Mexican States.

"Moody's" means Moody's Investors Service, Inc. and its successors and assigns, and, if Moody's Investors Service, Inc. and its successors and assigns no longer issues securities ratings, the term "Moody's" shall include at the option of Lessor, any other Person that issues internationally accepted securities ratings, and, upon the inclusion in this definition of such other Person, each reference in the Documents to a rating issued by Moody's shall be deemed automatically replaced with a reference to the comparable rating issued by such Person.

"Net Economic Return" shall mean the Lessor's anticipated nominal after-tax yield reflected in the computations of Basic Term Lease Rate Factor and Stipulated Loss Values set forth in the original Exhibit No. 1 to this Agreement, as such Exhibit No. 1 may be amended or replaced pursuant to this Agreement, computed utilizing the multiple investment sinking fund method of analysis and the same assumptions, including the Pricing Assumptions and Tax Benefits and Assumptions, and the same methodology and constraints as used by the Lessor in making the computations of Basic Term Lease Rate Factor and Stipulated Loss Values initially set forth in the original Exhibit No. 1 to this Agreement. In the event that the 4-year US dollar fixed interest rate swap (vs. 90-day Libor), as determined by Bloomberg Screen IRSB18 (Ask Rate), as of 11 AM two business days prior to the Basic Term Commencement Date is other than 3.61% (Lessor's Funding Rate Index), the Lessor's nominal after-tax yield, as described above, shall be increased or decreased by an amount equal to; (A) the 4 year US dollar fixed interest rate swap (vs. 90-day Libor), as determined by Bloomberg Screen IRSB18 (Ask Rate), as of 11 AM two business days prior to the Basic Term Commencement Date, less (B) 3.61%, with the result of that calculation (positive or negative) multiplied by (C) 54.405%.

"Non-Severable Improvement" shall mean any equipment, part, supply or accessory furnished or attached to any Unit, the Equipment or the Facility which is not readily removable therefrom.

"Obligation Currency" shall have the meaning given such term in Section 20(o)(i) of this Agreement.

"Old Unit" shall have the meaning given such term in Section 6(g) of this Agreement.

"Operative Documents" shall mean the CAA, the Site Lease (including Landlord's Consent), any Additional Construction Document, any Acceptable Letter of Credit, the Ford E&D Reimbursement, the Guaranty Trust, the Floating Lien Pledge, the Stock Pledge, the Ford Supply Agreement, the License Agreement, the Intercompany Agreement, the Guaranty, the Commitment Fee Letter and all Purchase Documents and all other consents, agreements and documents relating thereto or to any Unit, the Equipment, the Facility or the Site.

"Overdue Rate" shall have the meaning given such term in Section 20(i) of this Agreement.

"Parts" shall mean all appliances, components, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which may now or from time to time be incorporated or installed in or attached to, or were provided by the manufacturer with, the Equipment, including after temporary removal from such Equipment.

"Payment Date" shall have the meaning in Section 8.

"PCBs" shall have the meaning given to such term in the definition of "Contaminant".

"Permitted Lien" shall mean (i) the rights of Lessor and Lessee as herein provided, (ii) Lessor's Liens, (iii) Liens for taxes, assessment or other governmental charge either not yet delinquent or being diligently contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such Liens and available to Lessee for the payment of such taxes and only so long as neither such proceedings nor such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Facility or Equipment or any part thereof, or any interest of Lessor therein or any risk of criminal liability of Lessor and Lessee has given Lessor prior written notice of Lessee's intent to contest any such taxes and Lessee has agreed to indemnify Lessor for any and all costs and expenses (including, without limitation reasonable attorneys' fees) which Lessor may incur as a result of such contest,
(iv) inchoate materialmen's, mechanics', carriers', workmen's, repairmen's, or other like inchoate Liens imposed by law arising in the ordinary course of Lessee's business for sums either not delinquent or being diligently contested in good faith and only so long as neither such proceedings nor any such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Facility or Equipment, or any part thereof, or any interest of Lessor therein or any material risk of material civil liability and further, provided that adequate reserves are maintained with respect to such Liens and provided, that Lessee has given Lessor written notice thereof, (v) the rights of others under agreements or arrangements to the extent expressly permitted under this Agreement, (vi) Liens arising out of any judgment or award against Lessee with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and so long as adequate reserves are available to Lessee for the payment of such obligations and there is no material danger of sale, forfeiture, loss, or loss of use of the Facility or Equipment or material risk of material civil liability and Lessee shall have given Lessor written notice thereof, and (vii) any Lien against which Lessee causes to be provided a bond in such amount and under such terms and conditions as are reasonably satisfactory to Lessor.

"Person" shall mean any individual, partnership, corporation, trust, unincorporated organization, government or department or agency thereof and any other entity.

"Pricing Assumptions" shall have the meaning given such term in Section 3(a) of this Agreement.

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"Purchase Documents" shall mean each bill of sale, invoice, purchase agreement, purchase order, patent and license and warranty assignment or agreement, that evidences, in whole or in part, title to or rights to any Unit, the Equipment and/or the Facility.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land, soil, subsoil, real property or water, superficial water or groundwater or air, or otherwise entering into the environment in violation of Environmental Law.

"Rent" means all amounts payable by Lessee hereunder, including Basic Term Rent and periodic Rent for any Renewal Term with respect to the Facility and any Unit (as provided in Section 2(a) and Section 19(a) of this Agreement) and any Supplemental Rent (including the corresponding value added tax).

"Rent Payment Date" with respect to the Facility and any Unit shall have the meaning given such term in Section E of the applicable Schedule.

"Renewal Term" shall mean a renewal term elected by Lessee in accordance with
Section 19(a) of this Agreement.

"Replacement Unit" shall have the meaning assigned to such term in Section 6(g) of this Agreement.

"Required Amount" means (a) 20% of Capitalized Lessor's Cost for the first sixty
(60) months of the Basic Lease Term and (b) 15% of Capitalized Lessor's Cost for the months sixty-one (61) through ninety-six (96) of the Basic Term.

"Responsible Officer" of an entity means any corporate officer (or in the case of a non-corporate entity, any comparable authority) of such entity who is designated as the recipient of a notice pursuant to the provisions of any Document or who, in the normal performance of such officer's operational responsibilities, would have knowledge of the matter at issue and the relevant provisions of any applicable Document.

"Restoration or Replacement Plan" means a plan and time schedule for the application of insurance proceeds in the case of a casualty event and any other funds available to the Lessee with which to restore or replace any property affected by a casualty event.

"S&P" means Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, inc., and its successors and assigns and, if Standard & Poor's Ratings Group and its successors and assigns no longer issues securities ratings, the term "S&P" shall include, at the option of Lessor, any other Person that issues internationally accepted securities ratings, and, upon the inclusion in this definition of such other Person, each reference in the Documents to a rating issued by S&P shall be deemed automatically replace with a reference to the comparable rating issued by such Person.

"Schedule" means each schedule to the Lease executed and delivered pursuant to
Section 1(b) in substantially the form attached hereto as Exhibit No. 1.

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

"Seller" shall have the meaning given such term in Annex B of the applicable Schedule.

"Site" shall mean that certain tract or parcel of real immovable property situated in Hermosillo, Mexico, as more fully described on Exhibit A to the Site Lease.

"Site Lease" shall mean the Lease Agreement, dated as of December 19, 2003, by and between the Site Lessor and the Lessee, as assignee of Collins & Aikman Automotive Company de Mexico, S.A. de C.V.

"Site Lessor" shall mean Santa Maria Industrial Partners, L.P., a Delaware limited partnership, as site lessor of the Site under the Site Lease.

"Special Change of Control" shall mean a transaction or series of transactions pursuant to which a Person or group of Persons (other than a Designated Person (as defined in the Credit Agreement) and its Affiliates or a group that includes any of them, directly or indirectly, becomes the beneficial owner of more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of C&A at a time when Designated Persons or any combination of Designated Persons do not beneficially own shares representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of C&A.

"Stipulated Loss Value" shall mean with respect to the Facility or any Unit as of any date of determination on or prior to the last day of the Basic Term, the amount determined by multiplying Capitalized Lessor's Cost for the Facility or any Unit of Equipment by the percentage specified in Annex C to the Schedule applicable to such Unit. In the event that this Agreement is for any reason extended beyond the Basic Term, then the last percentage figure shown on Annex C to the applicable Schedule shall control throughout any such extended term.

"Stock" shall mean the voting stock, membership interests or similar equity interests of any Person.

"Stock Pledge" shall mean that certain Stock Pledge Agreement dated as of the date hereof, between Collins & Aikman Automotive Company de Mexico, S.A. de C.V., as pledgor and the Lessor, as pledge.

"Subsidiary" means, with respect to any Person, a corporation, limited liability company, partnership or other entity of which such Person and/or its other subsidiaries own, directly or indirectly, more than 50% of the Stock.

"Substitution" shall have the meaning given such term in Section 6(g) of this Agreement.

"Successor" shall have the meaning given such term in Section 12(a)(x) of this Agreement.

"Supplemental Rent" shall mean, without duplication, any and all liabilities, obligations, losses, damages, settlements, penalties, claims, actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation), and all other amounts, liabilities, indemnities and obligations (other than Basic Term Rent or periodic Rent with respect

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

to any Renewal Term) that Lessee assumes or becomes obligated or agrees to pay under the Documents, to or on behalf of Lessor or any other Person, including, without limitation, payments of Stipulated Loss Value, the purchase price to be paid by Lessee with respect to any Unit, Equipment and/or the Facility, and payments of indemnities under Section 4 and Section 15 of this Agreement.

"Tax Benefits and Assumptions " shall mean each of the benefits and assumptions set forth in Section "D" of Exhibit No. 1 "Tax Benefits and Assumptions" of this Agreement.

"Taxes" shall have the meaning given such term in Section 4 of this Agreement.

"Term" shall have the meaning given such term in Section 2(a) of this Agreement.

"Third Party Financier" shall have the meaning set forth in Section 20(a) of this Agreement.

"UCC" shall mean the Uniform Commercial Code as enacted in any applicable jurisdiction.

"Unit" shall mean any item of Equipment identified on each Schedule and leased hereunder.

"Vendor" shall mean any Person (including the Lessee and its Affiliates) who holds legal title to a Unit or the Equipment immediately prior to such Unit or Equipment being sold to Lessor.

Rules of Construction. Unless otherwise specified, references in any Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Document refer to such Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Document or any such annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

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

      IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                LESSEE:

GE CAPITAL DE MEXICO, S. DE R.L. DE    COLLINS & AIKMAN AUTOMOTIVE HERMOSILLO,
C.V.                                   S.A. DE C.V.

By:   /s/ Evaristo Israel Martinez     By:  /s/ Maria Luisa Rico Rojas
    Name: Evaristo Israel Martinez        Name: Maria Luisa Rico Rojas
    Title: Controller                     Title: Attorney-in-fact

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